Exhibit 99.1

Throughout this document we make statements that are classified as “forward- looking.” Please refer to the “Forward-Looking Statements” included later in this section for an explanation of these types of assertions. Also, in this document, unless the context requires otherwise, references to “we,” “us,” “our,” “MarkWest Energy” or the “Partnership” are intended to mean MarkWest Energy Partners, L.P., and its consolidated subsidiaries owned as of December 31, 2008.

As explained further in Part I, Item 1. Business, in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 2, 2009, on February 21, 2008, MarkWest Energy Partners, L.P. completed its plan of redemption and merger (the “Merger”) with MarkWest Hydrocarbon, Inc. (the “Corporation”) and MWEP, L.L.C., a wholly-owned subsidiary of the Partnership, pursuant to which the Corporation was merged into the Partnership. The Merger was considered a downstream merger whereby the Corporation was viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the Merger was accounted for in the Corporation’s consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. As a result, the historical and comparative consolidated financial statements of the surviving legal entity are those of the Corporation, the accounting acquirer, rather than those of the Partnership, the legal acquirer. Under the Merger, the shareholders of the Corporation exchanged each share of Corporation common stock for consideration equal to 1.9051 Partnership common units (the “Exchange Ratio”). All historical unit and per unit data has been adjusted to reflect the Exchange Ratio to give effect of the Merger.

Glossary of Terms

In addition, the following is a list of certain acronyms and terms used throughout the document:

Bbl/d	barrels per day
Btu	one British thermal unit, an energy measurement
Gal/d	gallons per day
Mcf/d	one thousand cubic feet of natural gas per day
MMBtu	one million British thermal units, an energy measurement
MMcf	one million cubic feet of natural gas
MMcf/d	one million cubic feet of natural gas per day
Net operating margin (a non-GAAP financial measure)	revenues less purchased product costs
NGL	natural gas liquid, such as propane, butane and natural gasoline
N/A	not applicable

Forward-Looking Statements

Statements included in this Current Report on Form 8-K that are not historical facts are forward-looking statements. We use words such as “could,” “may,” “will,” “predict”, “should,” “expect,” “hope”, “continue”, “potential”, “plan,” “project,” “anticipate,” “believe,” “estimate,” “intend” and similar expressions to identify forward-looking statements.

These forward-looking statements are made based upon management’s expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward- looking statements.

ITEM 6.  Selected Financial Data

The following table sets forth selected consolidated historical financial and operating data for MarkWest Energy Partners which has been adjusted for our adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51 and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). As a result of the Merger, the historical and comparative financial data is that of MarkWest Hydrocarbon, Inc. All historical unit and per unit data has been adjusted to reflect the Exchange Ratio to give effect of the Merger. The selected financial data should be read in conjunction with the consolidated financial statements, including the notes thereto, and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation included elsewhere in this filing.

	Year ended December 31,
	2008	2007	2006	2005 (1)	2004 (2)
	($ in thousands, except per unit amounts)
Statement of Operations:
Revenue:
Revenue	$1,060,662	$845,727	$829,298	$759,381	$482,483
Derivative gain (loss) (3)	277,828	(159,970)	10,383	(3,198)	(4,565)
Total revenue	1,338,490	685,757	839,681	756,183	477,918

Operating expenses:
Purchased product costs	615,902	487,892	560,597	625,090	381,066
Derivative loss related to purchased product costs (3)	22,371	15,192	5,689	—	—
Facility expenses	103,682	70,863	57,403	45,577	28,580
Derivative loss (gain) related to facility expenses (3)	644	(14)	—	—	—
Selling, general and administrative expenses	68,975	72,484	63,360	33,757	28,195
Depreciation	67,480	41,281	31,010	20,829	16,895
Amortization of intangible assets	38,483	16,672	16,047	9,656	3,640
Loss (gain) on disposal of property, plant and equipment	178	7,743	(322)	(407)	(63)
Accretion of asset retirement obligations	129	114	102	160	15
Impairment of goodwill and long-lived assets	36,351	356	—	—	130
Total operating expenses	954,195	712,583	733,886	734,662	458,458

Income (loss) from operations	384,295	(26,826)	105,795	21,521	19,460

Other income (expense):
Earnings (loss) from unconsolidated affiliates	90	5,309	5,316	(2,153)	—
Impairment of unconsolidated affiliate	(41,449)	—	—	—	—
Interest income	3,769	4,547	1,574	1,060	647
Interest expense	(64,563)	(39,435)	(40,942)	(22,622)	(9,383)
Amortization of deferred financing costs and discount (a component of interest expense)	(8,299)	(2,983)	(9,229)	(6,979)	(5,281)
Miscellaneous (expense) income	(241)	233	11,984	658	1,047
Income (loss) before provision for income tax	273,602	(59,155)	74,498	(8,515)	6,490

Provision for income tax expense (benefit):
Current	15,032	23,869	(179)	554	20
Deferred	53,798	(48,518)	5,431	(2,358)	58
Total provision for income tax	68,830	(24,649)	5,252	(1,804)	78

Net income (loss)	204,772	(34,506)	69,246	(6,711)	6,412
Less: Net loss (income) attributable to non-controlling interest	3,301	(4,853)	(59,709)	(91)	(7,315)
Net income (loss) attributable to the Partnership	$208,073	$(39,359)	$9,537	$(6,802)	$(903)

Net income (loss) attributable to the Partnership’s common unitholders per unit (4) (Note 21):
Basic	$4.02	$(1.72)	$0.42	$(0.30)	$(0.04)
Diluted	$4.02	$(1.72)	$0.42	$(0.30)	$(0.04)
Cash distribution declared per common unit (4)	$2.059	$0.703	$0.416	$0.191	$0.046

Balance Sheet Data (at December 31):
Working capital	$51,237	$21,932	$66,030	$61,156	$53,907
Property, plant and equipment, net	1,569,525	830,809	554,335	494,698	283,193
Total assets	2,673,054	1,524,695	1,203,241	1,132,304	593,574
Total long-term debt	1,172,965	552,695	526,865	608,762	225,000
Partners’ capital	1,207,759	563,974	483,061	340,997	277,761

Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$226,995	$133,237	$165,969	$16,874	$26,616
Investing activities	(909,265)	(314,792)	(122,046)	(445,848)	(303,017)
Financing activities	647,896	170,406	(16,047)	437,098	247,101

Other Financial Data:
Maintenance capital expenditures	$7,161	$4,140	$2,460	$2,181	$1,163
Growth capital expenditures	568,137	312,499	77,620	69,162	29,491
Total capital expenditures	$575,298	$316,639	$80,080	$71,343	$30,654

(1)         We completed our initial investment in Starfish on March 31, 2005, and acquired Javelina (Gulf Coast) on November 1, 2005.

(2)         We acquired our Hobbs lateral pipeline in April 2004.

We acquired our East Texas system in late July 2004.

(3)         Revenues, purchased product costs and facility expenses have been impacted by the Partnership’s commodity derivative instruments. As discussed further in Item 7A. Quantitative and Qualitative Disclosures About Market Risk contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, volatility in any given period related to unrealized gains and losses on our derivative positions can be significant. We ultimately expect unrealized gains and losses to be offset when they become realized. The following table summarizes the realized and unrealized gains and losses impacting Revenue, Purchased product costs and Facility expenses for the year ended December 31 (in thousands):

	2008	2007	2006	2005	2004
Realized (loss) gain—revenue	$(15,704)	$(15,901)	$17	$(2,541)	$(4,410)
Unrealized gain (loss)—revenue	293,532	(144,069)	10,366	(657)	(155)
Realized gain (loss)—purchased product costs	7,368	(8,829)	153	—	—
Unrealized loss—purchased product costs	(29,739)	(6,363)	(5,842)	—	—
Unrealized (loss) gain—facility expenses	(644)	14	—	—	—
Total derivative gain (loss)	$254,813	$(175,148)	$4,694	$(3,198)	$(4,565)

(4)         All per unit data where applicable has been adjusted to reflect the Exchange Ratio to give effect to the Merger (see Note 3 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report).

(5)         Maintenance capital includes capital expenditures made to maintain our operating capacity and asset base. Growth capital includes expenditures made to expand the existing operating capacity, increase the efficiency of our existing assets, costs associated with new well connections or facilitate an increase in volumes within our operations. Our 2008 growth capital excludes $41.3 million paid to acquire PQ Gathering Assets, L.L.C. and our $29.2 million equity investment in Centrahoma.

Operating Data

	Year Ended December 31,
	2008	2007	2006	2005	2004

Southwest
East Texas
Gathering systems throughput (Mcf/d)	442,900	413,700	378,100	321,000	259,300
NGL product sales (gallons)	193,534,100	179,601,000	161,437,000	126,476,000	41,478,000
Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	95,800	104,000	87,500	75,800	60,900
Stiles Ranch gathering system throughput (Mcf/d)(1)	84,800	N/A	N/A	N/A	N/A
Grimes gathering system throughput (Mcf/d)(2)	12,900	12,500	N/A	N/A	N/A
Arapaho NGL product sales (gallons)	79,416,400	87,522,000	79,093,000	60,903,000	45,273,000
Southeast Oklahoma gathering systems throughput (Mcf/d)(3)	318,700	114,000	34,000	N/A	N/A
Other Southwest
Appleby gathering systems throughput (Mcf/d)	58,400	58,700	34,200	33,400	27,100
Other gathering systems throughput (Mcf/d)(4)	11,000	8,700	18,300	16,500	17,000

Northeast
Appalachia(5)
Natural gas processed (Mcf/d)	202,200	200,200	203,000	197,000	203,000

Keep-whole sales (gallons)	140,847,500	126,192,600	118,581,000	120,300,000	135,895,000
Percent-of-proceeds sales (gallons)	53,987,900	43,815,100	43,271,000	41,700,000	42,105,000
Total NGL product sales (gallons)(6)	194,835,400	170,007,700	161,852,000	162,000,000	178,000,000
Marcellus Shale(7)
Natural gas processed (Mcf/d)	18,700	N/A	N/A	N/A	N/A
Michigan
Natural gas processed for a fee (Mcf/d)	3,200	5,200	6,500	6,600	12,300
NGL product sales (gallons)	2,954,400	3,898,600	5,643,000	5,697,000	9,818,000
Crude oil transported for a fee (Bbl/d)	13,300	14,000	14,500	14,200	14,700

Gulf Coast(8)
Refinery off-gas processed (Mcf/d)	122,900	114,500	124,300	115,000	N/A
Liquids fractionated (Bbl/d)	24,400	25,000	26,200	19,400	N/A

(1)          In August 2008, we entered into an agreement to acquire the Stiles Ranch gathering system. The 2008 volume reported is the average daily rate for the period of operation, which began November 2008.

(2)          We acquired the Grimes gathering system on December 29, 2006.

(3)          In late 2006 we began the construction and operation of the Woodford gathering system and compression system in a four-county region in the Arkoma Basin in Southeastern Oklahoma. On December 1, 2006, the Partnership began gathering gas on that system. The 2006 volume reported is the average daily rate for the month of December.

(4)          Excludes lateral pipelines where revenue is not based on throughput.

(5)          Includes throughput from the Kenova, Cobb, and Boldman processing plants.

(6)          Represents sales at the Siloam fractionator.

(7)          The 2008 volume reported is the average daily rate for the period of operation, which began October 2008.

(8)          We acquired the Javelina system (Gulf Coast) on November 1, 2005.

ITEM 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis (“MD&A”) contains statements that are forward-looking and should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and accompanying notes included elsewhere in this report. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors.

Overview

We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the Southwestern and Gulf Coast regions of the United States and are the largest natural gas processor in the Appalachian region. Our primary strategy is to expand our asset base through organic growth projects and selective acquisitions that are accretive to our cash available for distribution.

On February 21, 2008, we completed a Merger by and among MarkWest Hydrocarbon, Inc. and MWEP, L.L.C., whereby MarkWest Hydrocarbon, Inc. became a wholly owned subsidiary of the Partnership. We anticipate that, through the elimination of the incentive distribution rights, we will reduce our cost of capital and strengthen our competitive position. The financial statements presented include the consolidated results of operations for the Corporation for periods prior to the Merger.

The current constraints in the capital markets may affect our ability to obtain additional funding through new borrowings or the issuance of common units. In addition, we expect that, to the extent we are successful in arranging new debt financing, we will incur increased costs. In light of the current market conditions, we have taken steps to preserve our liquidity position including, but not limited to, reducing discretionary capital expenditures, considering additional joint venture arrangements, considering the sale of non-strategic assets, evaluating the continuation of our cash distribution rate and continuing to appropriately manage operating and administrative costs to improve profitability.

We believe that the size and scope of our operations, our stable asset base and cash flow profile will be significant positive factors in our efforts to obtain new debt or equity funding; however, there is no assurance that we will be successful in obtaining financing under any of the alternatives discussed above if current capital market conditions continue for an extended period of time or if markets deteriorate further from current conditions. Furthermore, the terms, size and cost of any one of these financing alternatives could be less favorable and could be impacted by the timing and magnitude of our funding requirements, market conditions, and other uncertainties.

Current economic conditions also indicate that many of our customers may encounter increased credit risk in the near term. In particular, our natural gas and NGL gathering, transportation and processing revenues are derived significantly from companies that engage in natural gas exploration and production activities. Prices for natural gas and NGLs have fallen dramatically since July 2008. Many of our customers have been negatively impacted by these recent declines in natural gas prices as well as current conditions in the capital markets, which factors have caused several of our customers to announce plans to decrease drilling levels and, in some cases, to consider shutting in natural gas production from some producing wells.

Under certain types of contracts, our revenues and net operating margin are directly affected by underlying commodity prices, specifically changes in the price of natural gas and NGLs. Further, we use crude oil to hedge our long NGL positions and while the price of NGLs are correlated to the price of crude oil, changes in the correlation between NGLs and the price of crude oil will also affect our revenue and net operating margin. Additionally, while low natural gas prices may be favorable in the short-term relative to our keep-whole arrangements, our revenues and operating cash flows from natural gas operations may be adversely affected by long-term declines in natural gas prices if our customers reduce their drilling activity. For the year ended December 31, 2008, percent-of-proceeds, percent-of-index and keep-whole arrangements accounted for 75% of our net operating margin and fee-based arrangements account for 25% of our net operating margin.

We maintain an active hedging program to mitigate our exposure to commodity risk. For further discussion of how we have reduced the downside volatility to the portion of our net operating margin that is not fee-based, see Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Impact of Acquisitions on Comparability of Financial Results

In reviewing our historical results of operations, investors should be aware of the impact of our past acquisitions, which fundamentally affect the comparability of our results of operations over the periods discussed.

Since our initial public offering, we have completed eleven acquisitions (excluding the Merger) for an aggregate purchase price of $875 million, net of working capital. Eight of these acquisitions occurred in 2003, 2004 and 2005 and their results are included in the results of operations from the acquisition date.

One acquisition occurred in 2006 and it is included in the results of operations from the acquisition date.

•                  The Santa Fe acquisition closed on December 29, 2006 for consideration of $15.0 million. As a result, activity for the Grimes gathering system is reflected in the consolidated results of operations beginning in 2007.

Two acquisitions occurred in 2008 and are included in the results of operations from the acquisition date.

•                  On March 1, 2008, we acquired a 20% interest in Centrahoma for $11.6 million, which is accounted for under the equity method. On May 9, 2008, we acquired an additional 20% interest in Centrahoma for $12.0 million including a capital call, which brings the Partnership’s total ownership interest to 40%. As a result, the Partnership’s share of Centrahoma’s net loss from March 2008 to December 2008 is included in Earnings from unconsolidated affiliates in the accompanying Consolidated Statements of Operations for the year ended December 31, 2008.

•                  The PQ Assets acquisition closed on July 31, 2008 for consideration of $41.3 million. As a result, five months of activity for PQ Assets is reflected in the accompanying Consolidated Statements of Operations beginning in 2008.

Results of Operations

We reported net income attributable to the Partnership of $208.1 million for the year ended December 31, 2008 compared to net loss of $39.4 million for the year ended December 31, 2007. Contributing factors to the $247.4 million change in net income attributable to the Partnership were:

•                  a $430.0 million increase in gains from derivative instruments which are primarily unrealized. This change is due primarily to the significant decline in crude oil prices in the fourth quarter of 2008. See Item 7A. Quantitative and Qualitative Disclosures About Market Risk in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for further information on the potential volatility to our unrealized gains and losses.

•                  a $54.0 million increase in operating income before items not allocated to segments in the Southwest segment. This increase is due primarily to the continued expansion in the Woodford Shale area. Increased volumes and higher annual average pricing for the NGLs sold under the percent-of-proceeds arrangements in East Texas also contributed significantly to the increase.

•                  a $48.0 million increase in depreciation and amortization expense due to the additional depreciation related to the step-up in basis resulting from the Merger and the increasing asset base related to our continued expansion.

•                  a $93.5 million change in the income tax provision from a $24.6 million tax benefit in 2007 to a $68.8 million tax expense in 2008 due primarily to the increase in pretax income. Approximately $53.8 million of the 2008 tax expense is deferred. For further discussion of income taxes see Note 16 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report.

•                  a $25.1 million increase in interest expense related to additional borrowings to finance internal growth projects and acquisitions and the Merger.

•                  a $36.0 million increase in impairment expenses related to the $28.7 million write down of goodwill and the $7.6 million impairment of our natural gas gathering and processing assets located in Manistee County, Michigan which are part of the Northeast segment.

•                  a $41.4 million impairment charge due to an other-than-temporary decline in the fair value of our equity investment in Starfish. See Note 12 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report for further discussion of this impairment.

Segment Reporting

We classify our business in three reportable segments: Southwest, Northeast and Gulf Coast. We capture information in this MD&A by geographical segment. Items below Income (loss) from operations in the accompanying Consolidated Statements of Operations, certain compensation expense, certain other non-cash items and any unrealized gains (losses) from derivative instruments are not allocated to individual business segments. Management does not consider these items allocable to or controllable by any individual business segment and therefore excludes these items when evaluating segment performance. The segment information appearing in Note 23 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report is presented on a basis consistent with the Partnership’s internal management reporting, in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. As a result of the Merger, segment information for the years ended December 31, 2007 and 2006 has been recast.

Year Ended December 31, 2008, Compared to Year Ended December 31, 2007

The tables below present information about operating income for the reported segments for the years ended December 31, 2008 and 2007.

Southwest

	Year ended December 31,
	2008	2007	$ Change	% Change
	(in thousands)
Revenue	$652,365	$503,461	$148,904	30%
Operating expenses:
Purchased product costs	387,516	310,888	76,628	25%
Facility expenses	62,369	44,045	18,324	42%
Total operating expenses before items not allocated to segments	449,885	354,933	94,952	27%
Operating income before items not allocated to segments	$202,480	$148,528	$53,952	36%

Revenue.  Revenue increased for the year ended December 31, 2008, relative to 2007, due primarily to an increase in volumes and higher average annual pricing in most areas of the segment. Revenue in East Texas increased $75.2 million from the sale of greater NGL and condensate volumes and higher prices for most of the year. Additionally, continued expansion in the Woodford gathering system, including the purchase of PQ Assets from PetroQuest Energy, L.L.C., and the start of gas processing operations in this area increased revenue approximately $63.4 million. Revenue from Other Southwest areas increased approximately $39.3 million due to higher average annual prices and increased volumes of approximately 2,000 Mcf/d in the gathering systems. Revenue generated by the Foss Lake region decreased $28.9 million mainly due to lower volumes.

Purchased Product Costs.  Purchased product costs increased during the year ended December 31, 2008, relative to 2007, due primarily to the increased NGL purchases in East Texas related to percent-of-proceeds arrangements. Additional increases are related to the increased volumes and higher prices in the Other Southwest areas. Additional NGL and gas purchases associated with the Woodford expansion also contributed to the increase.

Facility Expenses.  Facility expenses increased during the year ended December 31, 2008, relative to 2007, due primarily to the increased operations for the Woodford gathering system. Expanded operations in East Texas and Western Oklahoma also contributed to the increase in facility expenses.

Northeast

	Year ended December 31,
	2008	2007	$ Change	% Change
	(in thousands)
Revenue	$316,255	$265,152	$51,103	19%
Operating expenses:
Purchased product costs	228,386	177,004	51,382	29%
Facility expenses	22,875	16,347	6,528	40%
Total operating expenses before items not allocated to segments	251,261	193,351	57,910	30%
Operating income before items not allocated to segments	$64,994	$71,801	$(6,807)	(9)%

Revenue.  Revenue increased during the year ended December 31, 2008, relative to 2007, due mainly to higher average annual prices and increased volumes of NGLs sold from the Appalachia region. The increase in volumes resulted from the expanded production of a large producer customer in the area and upgrades to our processing facilities.

Purchased Product Costs.  Purchased product costs increased during the year ended December 31, 2008, relative to 2007, mainly due to higher average annual prices for natural gas that must be purchased to satisfy the keep-whole arrangements in the Appalachia area, and an increase in the volumes of natural gas purchased. Purchased product costs also includes an expense of $6.7 million to write down inventories to market value at December 31, 2008. The increase in purchased product costs was partially offset by a $3.0 million decrease in trucking expenses resulting from a change in contractual terms with a producer.

Facility Expenses.  Facility expenses increased during the year ended December 31, 2008, relative to 2007, due primarily to increases in plant fuel costs, repairs and maintenance expense and labor and benefits expense to support the increased level of operations in the Appalachia region.

Gulf Coast

	Year ended December 31,
	2008	2007	$ Change	% Change
	(in thousands)
Revenue	$92,042	$77,114	$14,928	19%
Operating expenses:
Facility expenses	17,368	10,471	6,897	66%
Total operating expenses before items not allocated to segments	17,368	10,471	6,897	66%
Operating income before items not allocated to segments	$74,674	$66,643	$8,031	12%

Revenue.  Revenue increased during the year ended December 31, 2008, relative to 2007. The increase is due mainly to higher pricing and inlet volumes partially offset by a slightly lower percent-of-proceeds (“POP”) received. Effective March 1, 2008, a significant contract changed from a fixed POP to variable POP, resulting in a lower POP received. In addition, the sale of pentanes generated $10.2 million of revenue for the year ended December 31, 2008, compared to $4.8 million for the same period in 2007. Historically, pentanes had to be stored and were sold seasonally. However, with the completion of a new pentane hydrotreater in March 2008, the quality of the pentanes has been improved, and they can be sold on a recurring basis as they are produced.

Facility Expenses.  Facility expenses increased during the year ended December 31, 2008, relative to 2007, due partially to a refund of $3.6 million from a utility rate case concluded in the first quarter of 2007. Excluding the refund, facility expenses were $3.2 million higher due mainly to increased energy expenses related to a new contract in March 2008 whereby the Partnership shares the cost of electricity. In 2007 these expenses were fully reimbursed by the customer.

Reconciliation of Segment Operating Income to Consolidated Income (Loss) Before Provision for Income Tax

The following table provides a reconciliation of revenue and operating income before items not allocated to segments to our consolidated net income (loss) before provision for income tax for the years ended December 31, 2008 and 2007. The ensuing items listed below the Total segment revenue and Operating income lines are not allocated to business segments as management does not consider these items allocable to any individual segment.

	Year ended December 31,
	2008	2007	$ Change	% Change
	(in thousands)
Total segment revenue	$1,060,662	$845,727	$214,935	25%
Derivative gain (loss) not allocated to segments	277,828	(159,970)	437,798	(274)%
Total revenue	$1,338,490	$685,757	$652,733	95%
Operating income before items not allocated to segments	$342,148	$286,972	$55,176	19%
Derivative gain (loss) not allocated to segments	254,813	(175,148)	429,961	(245)%
Compensation expense included in facility expenses not allocated to segments	(1,070)	—	(1,070)	N/A
Selling, general and administrative expenses	(68,975)	(72,484)	3,509	(5)%
Depreciation	(67,480)	(41,281)	(26,199)	63%
Amortization of intangible assets	(38,483)	(16,672)	(21,811)	131%
Loss on disposal of property, plant and equipment	(178)	(7,743)	7,565	(98)%
Accretion of asset retirement obligations	(129)	(114)	(15)	13%
Impairment of goodwill and long-lived assets	(36,351)	(356)	(35,995)	10,111%
Income (loss) from operations	384,295	(26,826)	411,121	(1,533)%
Earnings from unconsolidated affiliates	90	5,309	(5,219)	(98)%
Impairment of unconsolidated affiliate	(41,449)	—	(41,449)	N/A
Interest income	3,769	4,547	(778)	(17)%
Interest expense	(64,563)	(39,435)	(25,128)	64%
Amortization of deferred financing costs and discount (a component of interest expense)	(8,299)	(2,983)	(5,316)	178%
Miscellaneous (expense) income	(241)	233	(474)	(203)%
Income (loss) before provision for income tax	$273,602	$(59,155)	$332,757	(563)%

Derivative (Gain) Loss.  Derivative gains were $254.8 million for the year ended December 31, 2008, compared to derivative losses of $175.1 million for the year ended December 31, 2007. The change of $430.0 million is primarily attributable to the significant decline in commodity prices in the fourth quarter of 2008. Approximately $413.6 million of the change relates to unrealized gains due to mark-to-market adjustments. Settlements of our derivative instruments resulted in a $16.4 million decrease in realized losses, when comparing 2008 to 2007 results. The decrease in realized derivative losses is primarily attributable to management’s decision to settle certain 2010 and 2011 frac spread positions in November and December of 2008. We recognized $28.0 million of net gains during the year ended December 31, 2008 resulting from the settlement of these 2010 and 2011 positions. The settlements were completed prior to 2010 and 2011 to improve liquidity and to mitigate credit risk with certain counterparties, and as such does not represent trading activity. These gains on the early settlement of the 2010 and 2011 positions partially offset the $36.3 million of realized losses resulting from the scheduled settlement of the 2008 positions.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses decreased during the year ended December 31, 2008, relative to 2007, due primarily to a $12.2 million decrease in compensation expense related to the Participation Plan and a decrease in Merger-related expenses of $3.8 million. Refer to Note 17 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report for further discussion of the Participation Plan. These decreases in costs were partially offset by an $8.7 million increase in compensation expenses related to phantom unit awards. Increases in professional consulting expenses, office rent expense, letter of credit fees, and novation expenses also partially offset the overall decrease in selling, general, and administrative expenses.

Depreciation and Amortization of Intangible Assets.  Depreciation and amortization expense increased during the year ended December 31, 2008, relative to 2007, due primarily to a $32.5 million increase caused by the step-up in value of property, plant, and equipment and intangible assets as a result of the Merger. The remainder is due to depreciation on additional projects completed during the fiscal years ended 2008 and 2007.

Impairment of Goodwill and Long-Lived Assets.  During the year ended December 31, 2008, we recognized an impairment charge of $28.7 million related to goodwill that was recorded a result of the purchase accounting for the Merger. The impairment is due primarily to a reduction in our forecasted cash flows caused by a significant decline in commodity prices in the fourth quarter of 2008. Refer to Note 11 of the accompanying Notes to the Consolidated Financial Statements included in Item 8 of this report for further discussion.

During the year ended December 31, 2008, we recognized an impairment charge of $7.6 million related to certain gas-gathering assets in the Northeast segment. During the year ended December 31, 2007, we recognized an impairment charge of $0.4 million related to assets in the Southwest segment. Refer to Note 11 of the accompanying Notes to the Consolidated Financial Statements included in Item 8 of this report for further discussion.

Loss on Disposal of Property, Plant, and Equipment.  The loss from disposal of property, plant and equipment decreased during the year ended December 31, 2008, relative to 2007. The $7.7 million loss during the year ended 2007 related primarily to the conveyance of the Maytown facility to Equitable and the write-off of leasehold improvements as a result of the termination of the pipeline lease with Equitable in November 2007. There were no significant disposals during 2008.

Earnings from Unconsolidated Affiliates.  Earnings from unconsolidated affiliates are primarily related to our investment in Starfish, a joint venture with Enbridge Offshore Pipelines L.L.C. which is accounted for using the equity method. The decrease in our earnings from unconsolidated affiliates for the year ended December 31, 2008, relative to 2007, is due mainly to the damage and business interruption caused by Hurricane Ike in September 2008 (refer to Matters Impacting Future Results for additional discussion).

Impairment of Unconsolidated Affiliate.  During the year ended December 31, 2008, we recognized an impairment charge of $41.4 million related to an other-than-temporary decline in the fair value of our equity investment in Starfish. See Note 12 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report for further details regarding this impairment charge.

Interest Income.  Interest income decreased during the year ended December 31, 2008, relative to 2007, mainly due to proceeds received in the first quarter of 2007 from a rate case in our Gulf Coast segment. This decrease was partially offset by interest earnings on additional money market investments resulting from the cash raised in the debt and equity offerings in April 2008.

Interest Expense.  Interest expense increased during the year ended December 31, 2008, relative to 2007, primarily due to increased borrowings in 2008 to fund the Merger and to raise funds for acquisitions and organic growth projects.

Amortization of Deferred Financing Costs and Discount.  Amortization of deferred financing costs and discount increased during the year ended December 31, 2008, relative to 2007, due mainly to the $4.2 million write-off of financing costs related to a term loan that was repaid in April 2008. The remaining increase relates to the amortization of deferred financing costs associated with the revolving credit facility of our Partnership Credit Agreement and the issuance of Senior Notes in April 2008.

Provision for Income Tax.  The total provision for income tax for the year ended December 31, 2008 was $68.8 million. Refer to Note 16 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report for a discussion of the significant changes in the provision.

The current provision for income tax was $15.0 million for the year ended December 31, 2008. Approximately $13.5 million is attributable to MarkWest Hydrocarbon, Inc. Of this amount, $18.8 million is attributable to MarkWest Hydrocarbon’s ownership of Class A units, and the remaining benefit of $5.3 million is related to the Corporation’s NGL marketing business. The remaining $1.5 million is related to taxes payable by the Partnership associated with the Texas Margin tax and Michigan Business Taxes.

Net Loss (Income) Attributable to Non-controlling Interest.  The net loss (income) attributable to non-controlling interest of consolidated subsidiaries decreased during the year ended December 31, 2008, relative to 2007, due to the fact that there was no longer a non-controlling interest in the Partnership after the Merger was completed on February 21, 2008. The 50% non-controlling interest in the earnings of Wirth Gathering, which was acquired in July 2008, is not material for the year ended December 31, 2008.

Year Ended December 31, 2007, Compared to Year Ended December 31, 2006

Southwest

	Year ended December 31,
	2007	2006	$ Change	% Change
	(in thousands)
Revenue	$503,461	$466,384	$37,077	8%
Operating expenses:
Purchased product costs	310,888	329,154	(18,266)	(6)%
Facility expenses	44,045	29,204	14,841	51%
Total operating expenses before items not allocated to segments	354,933	358,358	(3,425)	(1)%
Operating income before items not allocated to segments	$148,528	$108,026	$40,502	37%

Revenue.  Revenue increased during the year ended December 31, 2007, relative to 2006, due mainly to increased volumes and higher pricing in most areas of the Southwest segment. Revenue in East Texas increased $32.0 million as a result of 18.2 million additional NGL gallons sold and 35,600 Mcf/d increase in gathering system throughput. This increase was partially offset by a decrease in sales of natural gas due to an October 2006 change from a keep-whole arrangement to a processing contract at our Carthage facility. Revenue from our Oklahoma operations increased $22.3 million due primarily to the expansion of the Woodford gathering system, which had only one month of activity in the 2006 year. The acquisition of the Grimes gathering system also contributed to the increase in revenue. The increase in revenue was partially offset by a decrease of $17.2 million from Other Southwest areas which is attributed to a late second quarter 2006 change in the contract mix (from purchasing contracts to gathering contracts) at our Appleby facility.

Purchased Product Costs.  Purchased product costs decreased during the year ended December 31, 2007, relative to 2006. The decrease was mainly attributable to the contractual changes described above. The decrease was partially offset by gas purchases related to the operations of our Woodford gathering system which began operation in December 2006, and by increased average NGL pricing and additional NGL volumes purchased under percent-of-proceeds contracts for our East Texas operations.

Facility Expenses.  Facility expenses increased during the year ended December 31, 2007, relative to 2006, due primarily to the $12.4 million increase resulting from the full year of operations in Woodford gathering system and acquisition of the Grimes gathering system described above. Expanded operations in East Texas and our Other Southwest areas also resulted in higher payroll costs and higher compression expenses.

Northeast

	Year ended December 31,
	2007	2006	$ Change	% Change
	(in thousands)
Revenue	$265,152	$293,964	$(28,812)	(10)%
Operating expenses:
Purchased product costs	177,004	231,443	(54,439)	(24)%
Facility expenses	16,347	17,009	(662)	(4)%
Total operating expenses before items not allocated to segments	193,351	248,452	(55,101)	(22)%
Operating income before items not allocated to segments	$71,801	$45,512	$26,289	58%

Revenue.  Total revenue decreased during the year ended December 31, 2007, relative to 2006 primarily due to the cessation of our wholesale business which generated approximately $47.6 million of revenue in 2006 and zero in 2007. A significant decline in our natural gas marketing transactions also resulted in a $19.7 million decrease in revenue. These decreases were partially offset by a $38.5 million increase in revenue from our Appalachia processing operations. The increase in revenue is due primarily to higher NGL prices and an increase in the gallons sold.

Purchased Product Costs.  Purchased product costs decreased during the year ended December 31, 2007, relative to 2006. Approximately $47.3 million of decrease is due to the cessation of our wholesale business, and $19.5 million of the decrease is related to the decline in our natural gas marketing transactions, as discussed above. These decreases were partially offset by a $12.4 million increase in from our Appalachia processing operations due mainly to increased volumes and higher prices for natural gas and NGLs.

Gulf Coast

	Year ended December 31,
	2007	2006	$ Change	% Change
	(in thousands)
Revenue	$77,114	$68,950	$8,164	12%
Operating expenses:
Facility expenses	10,471	11,190	(719)	(6)%
Total operating expenses before items not allocated to segments	10,471	11,190	(719)	(6)%
Operating income before items not allocated to segments	$66,643	$57,760	$8,883	15%

Revenue.  Revenue increased during the year ended December 31, 2007, relative to 2006. This was primarily attributable to the incremental sale of 0.3 million barrels of pentanes, which increased revenue by approximately $3.0 million. The remaining increase is due to improved pricing offset by volume declines in almost all products. Inlet rates were lower in 2007 because of two inlet gas compressor outages in the first half of the year as well as our planned fourth quarter turnaround.

Facility Expenses.  Facility expenses decreased during the year ended December 31, 2007, relative to 2006. This decrease is for the most part attributable to a utility refund of $3.6 million from a rate case concluded in the first quarter of 2007. Without the refund, facility expenses were higher by $2.9 million, mainly due to increased payroll expense, costs related to our fourth quarter 2007 turnaround, and compressor repairs.

Reconciliation of Segment Operating Income to Consolidated Income (Loss) Before Provision for Income Tax

The following table provides a reconciliation of revenue and operating income before items not allocated to segments to our consolidated net income (loss) before provision for income tax for the years ended December 31, 2007 and 2006. The ensuing items listed below the Total segment revenue and Operating income lines are not allocated to business segments as management does not consider these items allocable to any individual segment.

	Year ended December 31,
	2007	2006	$ Change	% Change
	(in thousands)
Total segment revenue	$845,727	$829,298	$16,429	2%
Derivative (loss) gain not allocated to segments	(159,970)	10,383	(170,353)	(1,641)%
Total revenue	$685,757	$839,681	$(153,924)	(18)%
Operating income before items not allocated to segments	$286,972	$211,298	$75,674	36%
Derivative (loss) gain not allocated to segments	(175,148)	4,694	(179,842)	(3,831)%
Selling, general and administrative expenses	(72,484)	(63,360)	(9,124)	14%
Depreciation	(41,281)	(31,010)	(10,271)	33%
Amortization of intangible assets	(16,672)	(16,047)	(625)	4%
(Loss) gain on disposal of property, plant and equipment	(7,743)	322	(8,065)	(2,505)%
Accretion of asset retirement obligations	(114)	(102)	(12)	12%
Impairment of goodwill and long-lived assets	(356)	—	(356)	N/A
(Loss) income from operations	(26,826)	105,795	(132,621)	(125)%
Earnings from unconsolidated affiliates	5,309	5,316	(7)	(0)%
Interest income	4,547	1,574	2,973	189%
Interest expense	(39,435)	(40,942)	1,507	(4)%
Amortization of deferred financing costs and discount (a component of interest expense)	(2,983)	(9,229)	6,246	(68)%
Miscellaneous income	233	11,984	(11,751)	(98)%
(Loss) income before provision for income tax	$(59,155)	$74,498	$(133,653)	(179)%

Derivative (Loss) Gain.  Derivative losses were $175.1 million for the year ended December 31, 2007, compared to derivative gains of $4.7 million for the year ended December 31, 2006. The change of $179.8 million is primarily attributable to the significant increase in crude oil prices during 2007 relative to the prices when the derivative contracts were executed.

Approximately $154.9 million of the change relates to unrealized losses due to mark-to-market adjustments. Settlements of our derivative instruments resulted in a $24.9 million increase in realized losses, when comparing 2007 to 2006 results.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased during the year ended December 31, 2007, relative to 2006. We incurred $6.4 million due to Merger-related activities in 2007. We also incurred an additional $4.3 million of labor, benefits and related office expenses due to our expansion initiatives. In addition, we incurred a one-time charge in 2006 to terminate the old headquarters lease of $0.8 million. These increases were offset by a $2.2 million reduction in stock-based compensation expense related primarily to the Participation Plan.

Depreciation.  Depreciation increased during the year ended December 31, 2007, relative to 2006, due primarily to the increased asset base resulting from the acquisitions and expansion projects completed during 2006 and 2007.

Impairment of Goodwill and Long-Lived Assets.  Impairments increased $0.4 million during the year ended December 31, 2007, relative to 2006. The increase was due to the deemed impairment of a system as further discussed in Note 11 of the accompanying Notes to the Consolidated Financial Statements included in Item 8 of this report.

(Loss) Gain on Disposal of Property, Plant and Equipment.  Loss from disposal of property, plant and equipment increased during the year ended December 31, 2007, relative to 2006. The loss is primarily due to the conveyance of the Maytown facility to Equitable and a write-off of leasehold improvements as a result of the termination of the pipeline lease with Equitable in November 2007.

Interest Income.  Interest income increased during the year ended December 31, 2007, relative to 2006, primarily due to the proceeds received from a rate case concluded in the first quarter of 2007 in our Gulf Coast segment.

Amortization of Deferred Finance Costs.  The amortization related to deferred finance costs decreased during the year ended December 31, 2007, relative to 2006. The decrease is attributable to the write-off of deferred financing costs associated with our debt refinancing in the third quarter of 2006.

Miscellaneous Income.  Miscellaneous income decreased during the year ended December 31, 2007, relative to 2006. This decrease was largely a result of a change in insurance recoveries related to our investment in Starfish.

Liquidity and Capital Resources

Our primary strategy is to expand our asset base through organic growth and expansion projects and selective third-party acquisitions that are accretive to our cash available for distribution per common unit. In 2008, we spent approximately $638.6 million on internal development and expansion opportunities. In 2008, we completed two third-party acquisitions and the Merger with MarkWest Hydrocarbon.

As a result of the recently announced joint venture agreement with NGP Midstream & Resources, L.P. (“M&R”) and the expansion of our credit facility we have significantly improved our liquidity position (see Note 26 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report and Matters Impacting Future Results for further details of the joint venture agreement and the expansion of our credit facility). Our 2009 capital plan includes approximately $400 million of capital expenditures for board-approved growth projects, plus $5 million to $10 million for maintenance capital. Approximately $200 million of the 2009 capital plan relates to projects included within the joint venture. In accordance with the joint venture agreement, M&R will make contributions of $200 million, offsetting our cash requirements. Therefore, our net cash requirement for the 2009 capital plan is approximately $200 million. Growth capital includes expenditures made to expand the existing operating capacity, increase the efficiency of our existing assets, costs associated with new well connections or facilitate an increase in volumes within our operations. Maintenance capital includes capital expenditures made to maintain our operating capacity and asset base. In addition to the planned capital expenditures in 2009, we expect to receive capital calls of approximately $4 million to $6 million within our Starfish joint venture for the cost to repair damages to the onshore and offshore facilities caused by Hurricane Ike. We expect to file insurance claims and recover a portion of those costs (see further discussion in the Matters Impacting Future Results).

Our primary sources of liquidity to meet operating expenses, pay distributions to our unitholders and fund capital expenditures are cash flows generated by our operations and access to debt and equity markets, both public and private. All expenditures on board-approved 2009 capital projects will be funded with cash flow from operations, current cash balances, contributions by our joint venture partner for capital projects encompassed by the joint venture and our current borrowing capacity under our recently expanded revolving credit facility. We will also consider the use of alternative financing strategies such as entering into additional joint venture arrangements and the sale of non-strategic assets. However, we believe that it would be necessary to raise additional capital in order to finance additional growth projects beyond those that are currently approved by the board. Neither management nor the board of directors would approve any incremental projects unless we determine that we could raise the necessary capital.

On February 20, 2008, we entered into the Partnership Credit Agreement consisting of a $350.0 million revolving credit facility and a $225.0 million term loan, each of which has a five-year term. In connection with the Merger, we initially borrowed the entire $225.0 million under the term loan. In addition, we borrowed $84.0 million under the revolving credit facility in connection with the refinancing of our prior credit facility. The Partnership Credit Agreement limits our ability to enter into transactions with parties that require margin calls under certain derivative instruments. The Partnership Credit Agreement prevents members of the participating bank group from requiring margin calls. As of February 23, 2009 approximately 87% of our derivative positions, measured volumetrically, are with members of the participating bank group. We believe this arrangement gives us additional liquidity as it allows us to enter into derivative instruments without utilizing cash for margin calls or requiring the use of letters of credit; however, there is no certainty that the members of our bank group will continue to participate and in such case, a portion of our available credit could be used for derivative instruments instead of future growth.

On April 15, 2008, we completed a private placement of $400.0 million in aggregate principal amount of 8.75% senior notes due 2018 to qualified institutional buyers under Rule 144A (the “2018 Notes”). On May 1, 2008, we completed a follow-on offering of $100.0 million under the indenture of the 2018 Notes. These notes mature on April 15, 2018.

Effective March 2, 2009, the revolving credit facility was amended in order to accommodate the joint venture with M&R and expanded to $435.6 million to provide additional liquidity. Under the terms of the amendment, the accordion feature remains at $200.0 million of uncommitted funds. The term of the original credit agreement has been reduced by one year and will now be due on February 20, 2012. Under the provisions of the Partnership Credit Agreement we are subject to a number of restrictions and covenants as defined by the agreement. These covenants are used to calculate the available borrowing capacity on a quarterly basis. As of February 23, 2009, we had $265.1 million of borrowings outstanding under the revolving credit facility and had $45.5 million available for borrowing, with $39.4 million of letters of credit outstanding. As a result of the closing of the joint venture transaction and the amendment to our credit facility, we expect to have an available borrowing capacity of approximately $160.0 million as of March 2, 2009.

In addition to the 2018 Senior Notes, the Partnership, in conjunction with MarkWest Energy Finance Corporation, has two other series of senior notes outstanding as of December 31, 2008; $225.0 million aggregate principal maturing in November 2014 (the “2014 Senior Notes”), and $275.0 million aggregate principal due in July 2016 (the “2016 Senior Notes” and all together with the 2014 Senior Notes and 2018 Senior Notes, the “Senior Notes”). For further discussion of the Senior Notes see Note 15 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report.

The indentures governing the Senior Notes limit the activity of the Partnership and its restricted subsidiaries. The indentures place limits on the ability of the Partnership and its restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Partnership’s restricted subsidiaries to pay dividends or distributions, make loans or transfer property to the Partnership; engage in transactions with the Partnership’s affiliates; sell assets, including equity interests of the Partnership’s subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets.

In the future, we may raise additional capital through the issuance of debt and equity securities under our shelf registration statement or in private transactions.

The unprecedented level of uncertainty that currently exists in the financial markets has created an increased risk of counterparty default that could impact our liquidity in several ways. During 2009, we expect that we will be required to borrow additional amounts under our revolving credit facility. However, our ability to access these funds could be adversely impacted by the failure of one or more of the members of the participating bank group. Although management believes that the participating members are financially sound, an increased risk does exist. Also, because the participating members of our bank group are the counterparties to most of our derivative instruments, the failure of one of more members could significantly reduce the cash flow from operations related to the settlement of these positions. The cash flows generated by our operations could also be significantly reduced if any of our major customers defaulted. The credit worthiness of our trade customers is continuously monitored, and we believe that our current group of customers are sound and represent no abnormal credit risk.

Our ability to pay distributions to our unitholders and to fund planned capital expenditures and make acquisitions will depend upon our future operating performance. That, in turn, will be affected by prevailing economic conditions in our industry, as well as financial, business and other factors, some of which are beyond our control. The current global economic uncertainty has had a significant adverse impact on the availability of capital funding. Additionally, commodity prices have remained at depressed levels since the end of 2008. Our future operating performance could be negatively impacted if these conditions do not improve or continue to deteriorate.

Cash Flow

	Year ended December 31,
	2008	2007
Net cash provided by operating activities	$226,995	$133,237
Net cash used in investing activities	(909,265)	(314,792)
Net cash provided by financing activities	647,896	170,406

Net cash provided by operating activities increased $93.8 million during the year ended December 31, 2008, compared to 2007. The increase was primarily due to an increase in operating income, excluding unrealized derivative gains and losses, in the Southwest and Gulf Coast segments, and return of margin deposits held as of December 31, 2007 of $40.3 million, offset by premiums paid for derivative instruments of $13.4 million. The early settlement of the 2010 and 2011 derivative positions during the fourth quarter also contributed approximately $24.7 million to operating cash flow, net of current income tax expense. Our other operating activities used net cash of approximately $13.9 million in the fourth quarter. This is due to the decline in the prices of NGLS and the adverse change in the correlation between NGL and crude oil prices.

Net cash used in investing activities increased $594.5 million for the year ended December 31, 2008, compared to 2007. The increase was primarily due to cash paid as consideration in the Merger of $269.9 million, including $21.5 million paid to acquire the General Partner’s minority interest. Additional increases were due to increased capital expenditures primarily from our organic growth projects, where we spent approximately $638.6 million of expansion capital, including equity investments and the acquisition of PQ Assets in 2008.

Net cash provided by financing activities increased $477.5 million for the year ended December 31, 2008, compared to 2007. The increase was primarily due to the $488.5 million of proceeds from the 2018 Notes, $129.2 million of net borrowings on the revolving credit facility and $171.4 million in proceeds from a public equity offering. The cash provided by these financing activities was used primarily to fund the cost of the Merger and to raise funds for capital expenditures.

On April 15, 2008, we completed a private placement of the 2018 Notes. We received net proceeds of approximately $388.1 million, after deducting initial purchasers’ discounts and the estimated expenses of the offering. On May 1, 2008, we completed a follow-on offering of $100.0 million under the indenture of the 2018 Notes. We received net proceeds of $100.4 million, after including the initial purchasers’ premium and the estimated expenses of the offering.

On April 14, 2008, we completed a public offering of 5.75 million newly issued common units, including overallotments, representing limited partner interests at a purchase price of $31.15 per common unit. The net proceeds were approximately $171.4 million.

On December 18, 2007, MarkWest Energy Partners completed a private placement of 2.9 million unregistered common units, which we subsequently registered. The units were issued at a purchase price of $31.50 per unit. The sale of units raised net proceeds of approximately $90.0 million after legal, accounting and other transaction expenses.

On April 9, 2007, MarkWest Energy Partners completed a private placement of 4.1 million unregistered common units, which we subsequently registered. The units were issued at a purchase price of $32.98 per unit. The sale of units raised net proceeds of approximately $135.0 million after legal, accounting and other transaction expenses.

Distributions and dividends increased $51.3 million for the year ended December 31, 2008, compared to 2007, due to an increase in the number of units outstanding and increase in the declared distribution per unit. The number of units increased due to the Merger and the offering completed in April 2008. The declared distribution per unit increased as a result of the elimination of incentive distribution rights and increased cash generated from operations.

Total Contractual Cash Obligations

A summary of our total contractual cash obligations as of December 31, 2008, is as follows (in thousands):

	Payment Due by Period
Type of obligation	Total Obligation	Due in 2009	Due in 2010 - 2011	Due in 2012 - 2013	Thereafter
Long-term debt	$1,184,700	$—	$—	$184,700	$1,000,000
Interest expense on long-term debt(1)	713,672	91,367	182,734	175,423	264,148
Operating leases(2)	21,237	8,148	4,691	3,847	4,551
Purchase obligations(3)	111,210	111,210	—	—	—
Other long-term liabilities reflected on the Consolidated Balance Sheets:
Asset retirement obligation(4)	1,773	—	—	—	1,773
Other(5)	3,705	—	2,530	733	442
Total contractual cash obligations	$2,036,297	$210,725	$189,955	$364,703	$1,270,914

(1)          Assumes that our outstanding borrowings at December 31, 2008 remain outstanding until their respective maturity dates and we incur interest expense at 4.75% on the Partnership Credit Facility revolver, 6.875% on the 2014 Senior Notes, 8.5% on the 2016 Senior Notes and 8.75% on the 2018 Senior Notes.

(2)          Amounts relate primarily to compressor rentals and our office leases.

(3)          Represents purchase orders and contracts related to purchase of property, plant and equipment. Purchase obligations exclude current and long-term unrealized losses on derivative instruments included on the accompanying Consolidated Balance Sheets, which represent the current fair value of various derivative contracts and do not represent future cash purchase obligations. These contracts are generally settled financially at the difference between the future market price and the contractual price and may result in cash payments or cash receipts in the future, but generally do not require delivery of physical quantities of the underlying commodity.

(4)          Excludes accretion expense of $6.7 million. The total amount to be paid is approximately $8.5 million.

(5)          Primarily represents long-term portion of deferred revenue. We had approximately $0.4 million of tax contingencies related to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of December 31, 2008. Based on the uncertainty of the timing of these contingencies, these amounts have not been included in the table above.

Off-Balance Sheet Arrangements

The Partnership does not engage in off-balance sheet financing activities.

Matters Impacting Future Results

In the fourth quarter of 2007, we announced the expansion of the Javelina plant which has an expected cost of $112.7 million. This expansion involves the installation of a steam methane reformer facility (“SMR”) for the recovery of high purity hydrogen. This new facility’s production is supported by a 20-year hydrogen supply agreement. Construction of the facility began in the fourth quarter of 2007 and we expect to commence delivering high-purity hydrogen in early 2010. Once operational, the facility, combined with the existing facilities at the Javelina plant will have the capacity to deliver 50 MMcf/d of high purity hydrogen. As of December 31, 2008, we have spent $54.8 million on the SMR and expect to spend an additional $57.9 million to complete the project in 2009.

As discussed in Note 17 of the accompanying Notes to the Consolidated Financial Statements included in Item 8 of this report, the Partnership acquired all of the outstanding interests in the General Partner. The cash and the Partnership units distributed to officers and directors of the General Partner for their Class B membership interests in the General Partner were recorded as settlement of the share-based payment liability. In the future, our results will not include compensation for the general partner interests under the Participation Plan. For the years ended December 31, 2008, 2007 and 2006, our results include compensation expense of $5.5 million, $17.7 million and $20.7 million, respectively, related to the Participation Plan.

The 2008 LTIP reserves 2.5 million common units for issuance in the future. As discussed further in Note 17 of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report, on February 21, 2008, 765,000 phantom units were granted to senior executives and other key employees under the 2008 LTIP. An additional 7,500 and 257,500 phantom units were granted in April 2008 and January 2009, respectively, under the same arrangement. The amount of compensation expense related to these grants will range from $10.7 million to $26.7 million, assuming no forfeitures. Forty percent (40%) of the total individual grant is based on continuing employment over the three-year vesting period and this represents the minimum in the range. Sixty percent (60%) of the total individual grant is performance-based and is conditional upon the achievement of designated annual financial performance goals established by the board of directors. The maximum of the range assumes such conditions will be achieved. Compensation expense recorded for the performance-based units expected to vest was approximately $4.1 million for the year ended December 31, 2008. The timing of the remainder of the expense, if any, cannot be estimated.

In December 2008, our affiliate, MarkWest Pioneer, L.L.C., commenced construction of a new interstate natural gas transmission pipeline, the Arkoma Connector Pipeline, that will extend approximately 50 miles from an interconnect with our gathering system in the Woodford Shale production area in Southeast Oklahoma to an interconnect with the Midcontinent Express Pipeline and with the Gulf Crossing Pipeline in Bennington, Oklahoma.

The Arkoma Connector Pipeline will provide additional outlets for producers in the Woodford Shale as volumes continue to increase. Executed agreements are in place with certain producers to provide transportation capacity in excess of 600 MMcf/d on the Arkoma Connector Pipeline.

In June 2008, we announced an agreement with Range to construct and operate natural gas gathering pipelines and processing facilities associated with Range’s Marcellus Shale acreage in the Appalachian Basin. Our services under this agreement are primarily percent-of-proceeds arrangements. During 2008 we began operations under this agreement utilizing an interim processing facility. By the end of 2009, we expect to complete two permanent cryogenic processing facilities: a 30 MMcf/d processing facility and a 120 MMcf/d processing facility. During 2008, the results of operations related to these assets were immaterial to the Partnership’s consolidated financial results. As noted above, on February 27, 2009, we executed an agreement to contribute all of our assets related to these operations to a joint venture with M&R. The joint venture is owned 60% by MarkWest and 40% by M&R, and we will operate the joint venture.

In July 2008, we acquired PQ Gathering Assets, L.L.C., a subsidiary of PetroQuest that owns natural gas gathering assets located primarily in Pittsburg County in Southeast Oklahoma for $41.3 million. The acquisition also includes a 50% controlling operating interest in Wirth Gathering, a general partnership. These gathering systems currently support approximately 60 MMcf/d of natural gas wells. The PetroQuest natural gas gathering assets are located adjacent to, and have been fully integrated with, our existing Woodford Shale operations. Our contracts for these systems are primarily fee-based arrangements. We recognized approximately $3.4 million in revenue from these systems during 2008 since the date of acquisition.

In August 2008, we announced our intention to jointly develop several natural gas gathering and processing projects with Columbia Gas, a division of NiSource Inc., to support increased production volumes in the northern West Virginia and Western Pennsylvania areas of the Appalachian Basin. MarkWest and Columbia Gas are in discussions with several interested natural gas producers to provide new gathering and gas processing services in association with Columbia Gas’ existing Majorsville, West Virginia compressor station. Several existing Columbia pipelines in Washington and Greene counties in Pennsylvania and Marshall and Wetzel counties in West Virginia are available to serve as the backbone of the gathering system connecting with our proposed processing plant at Majorsville. We could begin processing a portion of the production from these pipelines in the third quarter 2009 and may increase volumes during 2009 and 2010.

In October 2008, we announced our intention, in collaboration with Columbia, to jointly expand natural gas gathering and processing services to support the increased production volumes in the Appalachian Basin of central West Virginia. Columbia and MarkWest are in discussions with several natural gas producers regarding plans to provide new gathering and processing services near Columbia Gas’ Cobb aggregation system in Kanawha, Jackson and Roane counties of West Virginia. The additional volumes will be processed at our existing Cobb processing facility, and the recovered liquids will be fractionated at our existing Siloam facility.

In September 2008, Hurricane Ike caused wind and water damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions, including damage to several onshore and offshore facilities of Starfish, our unconsolidated affiliate. Due to the damage in the region, the operations of Starfish have been partially curtailed since the hurricane impacted the area. Until necessary repairs are completed, Starfish may not be able to fully return to normal operations, which will have a continuing impact on net income attributable to the Partnership. We contributed $5 million in cash for hurricane repair in 2008 and we estimate we may have to contribute an additional $4 million to $6 million. The determination of the full effect of the hurricane is subject to a number of factors including ongoing damage assessments, disclosures by operators of interconnecting production and processing facilities, and discussions with insurance carriers for insurance recovery for damages and business interruption. Along with other industry participants, we have seen our insurance costs increase substantially within this region as a result of these developments. We may be unable to obtain adequate insurance on our interest in Starfish at rates we consider reasonable and as a result may experience losses that are not fully insured. If a significant negative event that is not fully insured occurs with respect to Starfish, it could adversely affect our operations and cash flows available for distribution to our unitholders.

Effects of Inflation

Inflation did not have a material impact on our results of operations for the years ended December 31, 2008, 2007 or 2006. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant and equipment. It may also increase the costs of labor and supplies. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, valuing inventory; valuing identified intangible assets; evaluating impairments of long-lived assets, goodwill and equity investments; establishing estimated useful lives for long-lived assets; valuing asset retirement obligations; and in determining liabilities, if any, for legal contingencies.

The policies and estimates discussed below are considered by management to be critical to an understanding of the Partnership’s financial statements, because their application requires the most significant judgments from management in estimating matters for financial reporting that are inherently uncertain. See Note 2 of the accompanying Notes to the Consolidated Financial Statements included in Item 8 of this report for additional information on these policies and estimates, as well as a discussion of additional accounting policies and estimates.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Estimates and Assumptions

Inventories

Inventories, which consist primarily of natural gas, propane, and other NGLs, are recorded at the lower of weighted-average cost or market value.

Due to the short-term volatility in commodity prices and differences based on geographic location, judgment is required in determining the market value of inventory. We estimate the market value based on the expected sales prices during the periods in which inventory will be sold.

As a result of the lower of cost or market analysis performed at December 31, 2008, we recorded expense of $6.7 million to write down inventories to market value. If the actual sales prices are 10% lower than the expected prices used in our analysis, net income before taxes would have been reduced by approximately $0.7 million.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Estimates and Assumptions

Intangible Assets

The Partnership’s intangible assets are comprised of customer contracts and relationships acquired in business combinations, recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. Using relevant information and assumptions, management determines the fair value of acquired identifiable intangible assets.

The fair value of customer contracts is generally calculated using the income approach in accordance with SFAS 157 and FASB Concept Statement 7, Using Cash Flow Information and Present Value in Accounting Measurements (“Concept Statement 7”). The key assumptions include contract renewals, economic incentives to retain customers, historical volumes, current and future capacity of the gathering system, pricing volatility, and the discount rate.

Amortization of intangibles with definite lives is calculated using the straight-line method over the estimated useful life of the intangible asset. The estimated economic life is determined by assessing the life of the assets to which the contracts and relationships relate, likelihood of renewals, the projected reserves, competitive factors, regulatory or legal provisions, and maintenance and renewal costs.

If the actual results differ significantly from the assumptions used to determine the fair value and economic lives of intangible assets, then a significant impairment charge could be recorded. (See Impairment of Long-Lived Assets below.)

Impairment of Long-Lived Assets

Management evaluates the Partnership’s long-lived assets, including intangibles, for impairment when events or changes in circumstances warrant such a review. A long-lived asset group is considered impaired when the estimated undiscounted cash flows from such asset group are less than the asset group’s carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset group.

Management considers the volume of reserves behind the asset and future NGL product and natural gas prices to estimate cash flows for each asset group. The amount of additional reserves developed by future drilling activity depends, in part, on expected commodity prices. Projections of reserves, drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast.

A significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset. A 10% decrease in the estimated future cash flows used in our impairment analysis would have indicated a potential impairment for two asset groups with a total net book value of $11.8 million.

During 2008 we recorded an impairment on our gas gathering assets in Western Michigan. We used the market approach to determine the assets’ fair value and recorded an impairment of $7.6 million. If the assumptions used to determine the fair value of the assets differ from actual results, we could be required to recognize an additional impairment of up to $0.5 million, which is the full net book value of these assets at December 31, 2008.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Estimates and Assumptions

Impairment of Goodwill

Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business. We evaluate goodwill for impairment annually as of November 30, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

Management determines the fair value of our reporting units using the income and market approaches outlined in SFAS 157 and Concept Statement 7. These approaches are also used when allocating the purchase price to acquired assets and liabilities. These types of analyses require us to make assumptions and estimates regarding industry and economic factors such as relevant commodity prices and production volumes. It is our policy to conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations.

Management was also required to make certain assumptions when identifying the reporting units and determining the amount of goodwill allocated to each reporting unit. The method of allocating goodwill resulting from the Merger involved estimating the fair value of the reporting units and allocating the purchase price of the Merger to each reporting unit. Goodwill was then calculated for each reporting unit as the excess of the allocated purchase price over the estimated fair value of the net assets.

As a result of the goodwill impairment testing completed in 2008, we recorded impairment expense of $28.7 million. A significant variance in any of the assumptions used in the analysis could lead to additional future impairments. If the estimated fair values used in our impairment test were reduced by 10%, there would have been no additional impairment in 2008. The remaining goodwill balance is $9.4 million as of December 31, 2008.

Although management believes that the methodology used to allocate goodwill to the reporting units was reasonable and applied consistently, a significant change in these allocations could have resulted in material change in the impairment expense recorded in 2008.

Impairment of Equity Investments

We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate, in management’s judgment, that the carrying value of such investment may have experienced a decline in value. When evidence of an other-than-temporary loss in value has occurred, we compare the estimated fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred.

Our impairment loss calculations require management to apply judgment in estimating future cash flows and asset fair values, including forecasting useful lives of the assets, assessing the probability of differing estimated outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. We assess the fair value of our equity method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models.

Due to significant capital calls to fund the damage repairs related to Hurricane Ike and reductions in the expected future cash distributions from Starfish, management determined that our investment in Starfish must be evaluated for impairment as of December 31, 2008. Using the impairment review methodology described herein, we have recorded an impairment charge of $41.4 million. If the estimated fair value of our investment in Starfish was reduced by 10%, then an additional impairment charge of $1.7 million would have been recorded. The carrying value of our investment in Starfish investments as of December 31, 2008 was $17.2 million.

Management determined that there were no material events or changes in circumstances that would indicate an other-than-temporary decline in value of our investment in Centrahoma.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Estimates and Assumptions

Accounting for Share-Based Compensation

Our long-term incentive plans permit the grant of restricted units, phantom units, unit options and substitute awards. As of December 31, 2008, only phantom units are issued and outstanding under these plans. Compensation expense is recognized over the vesting period or service period of the related awards. Compensation expense is only recognized for those awards for which vesting is probable. The vesting of performance-based awards is contingent upon the Partnership meeting specific financial targets in fiscal year 2008, 2009 and 2010.

We must exercise judgment and make several assumptions regarding the future profits and cash flows of the Partnership in order to estimate the number of performance-based units for which vesting is probable.

During the fiscal year ended December 31, 2008, management expected all of the performance-based awards related to fiscal year 2008 performance to vest and recorded compensation expense accordingly. Management concluded that the vesting of the awards based on 2009 and 2010 performance was not probable.

If management had concluded that vesting of the 2009 performance awards was probable, an additional $2.0 million of compensation expense would have been recognized during the year ended December 31, 2008.

If management had concluded that vesting of the 2009 and 2010 performance awards was probable, an additional $3.3 million of compensation expense would have been recognized during the year ended December 31, 2008.

Accounting for Risk Management Activities and Derivative Financial Instruments

Our derivative financial instruments are recorded at fair value in the accompanying Consolidated Balance Sheets. Changes in fair value are reflected in the Partnership’s earnings in the accompanying Consolidated Statements of Operations as unrealized gains and losses until the instrument is settled. Upon settlement, the gains and losses are classified as realized.

When available, quoted market prices or prices obtained through external sources are used to determine a financial instrument’s fair value. The valuation of certain financial instruments is based on quoted market prices for similar assets and liabilities in active markets and other inputs that are observable. However, for other financial instruments for which quoted market prices are not available, the fair value is based on inputs that are largely unobservable. These instruments are classified as Level 3 under SFAS 157. The fair value of these instruments are determined based on pricing models developed primarily from historical and expected correlations with quoted market prices considering credit and nonperformance risk.

If the assumptions used in the pricing models for our Level 2 and 3 financial instruments are inaccurate or if we had used an alternative valuation methodology, the estimated fair value may have been different, and we may be exposed to unrealized losses or gains that could be material. A 10% difference in our estimated fair value of Level 2 and 3 derivatives at December 31, 2008 would have affected net income by approximately $23.5 million for the year ended December 31, 2008.

Recent Accounting Pronouncements

Refer to Note 2—Recent Accounting Pronouncements of the accompanying Notes to Consolidated Financial Statements included in Item 8 of this report for information regarding recent accounting pronouncements.

ITEM 8.  Financial Statements and Supplementary Data

All omitted schedules have been omitted because they are not required or because the required information is contained in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MarkWest Energy GP, L.L.C.
Denver, Colorado

We have audited the accompanying consolidated balance sheets of MarkWest Energy Partners, L.P. and subsidiaries (the “Partnership”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in partners’ capital and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MarkWest Energy Partners, L.P. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1, 2 and 21 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements (SFAS 160)” and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 (not presented herein) expressed an unqualified opinion on the Partnership's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 2, 2009

(May 18, 2009 as to the effects of the adoption of SFAS 160 and FSP EITF 03-6-1 and the related disclosures in Notes 1, 2 and 21)

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,321	$37,695
Trading securities	—	3,674
Available for sale securities	—	6,474
Receivables, net of allowances of $175 and $194, respectively	101,849	130,877
Inventories	31,556	30,328
Fair value of derivative instruments	126,949	9,441
Deferred income taxes	—	16,667
Other current assets	11,748	51,178
Total current assets	275,423	286,334
Property, plant and equipment	1,650,692	976,169
Less: accumulated depreciation	(81,167)	(145,360)
Total property, plant and equipment, net	1,569,525	830,809
Other long-term assets:
Investment in unconsolidated affiliates	46,092	58,709
Intangibles, net of accumulated amortization of $42,972 and $45,753, respectively	695,917	326,722
Goodwill	9,421	—
Deferred financing costs, net of accumulated amortization of $3,248 and $8,206, respectively	16,682	13,428
Deferred contract cost, net of accumulated amortization of $1,326 and $1,014, respectively	1,924	2,236
Fair value of derivative instruments	55,389	5,414
Other long-term assets	2,681	1,043
Total other long-term assets	828,106	407,552
Total assets	$2,673,054	$1,524,695
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$72,837	$107,107
Accrued liabilities	111,034	79,869
Deferred income taxes	2,682	—
Fair value of derivative instruments	37,633	77,426
Total current liabilities	224,186	264,402
Deferred income taxes	47,465	8,500
Fair value of derivative instruments	14,801	84,051
Long-term debt, net of discounts of $11,735 and $2,805, respectively	1,172,965	552,695
Other long-term liabilities	5,878	51,073
Commitments and contingencies (see Note 22)
Partners’ Capital:
MarkWest Energy Partners, L.P. partners’ capital (56,640 and 22,861 units outstanding, respectively)	1,204,458	38,463
Accumulated other comprehensive income, net of tax	—	928
Non-controlling interest in consolidated subsidiaries	3,301	524,583
Total partners’ capital	1,207,759	563,974
Total liabilities and partners’ capital	$2,673,054	$1,524,695

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year ended December 31,
	2008	2007	2006
Revenue:
Revenue	$1,060,662	$845,727	$829,298
Derivative gain (loss)	277,828	(159,970)	10,383
Total revenue	1,338,490	685,757	839,681

Operating expenses:
Purchased product costs	615,902	487,892	560,597
Derivative loss related to purchased product costs	22,371	15,192	5,689
Facility expenses	103,682	70,863	57,403
Derivative loss (gain) related to facility expenses	644	(14)	—
Selling, general and administrative expenses	68,975	72,484	63,360
Depreciation	67,480	41,281	31,010
Amortization of intangible assets	38,483	16,672	16,047
Loss (gain) on disposal of property, plant and equipment	178	7,743	(322)
Accretion of asset retirement obligations	129	114	102
Impairment of goodwill and long-lived assets	36,351	356	—
Total operating expenses	954,195	712,583	733,886

Income (loss) from operations	384,295	(26,826)	105,795

Other income (expense):
Earnings from unconsolidated affiliates	90	5,309	5,316
Impairment of unconsolidated affiliate	(41,449)	—	—
Interest income	3,769	4,547	1,574
Interest expense	(64,563)	(39,435)	(40,942)
Amortization of deferred financing costs and discount (a component of interest expense)	(8,299)	(2,983)	(9,229)
Miscellaneous (expense) income	(241)	233	11,984
Income (loss) before provision for income tax	273,602	(59,155)	74,498

Provision for income tax expense (benefit):
Current	15,032	23,869	(179)
Deferred	53,798	(48,518)	5,431
Total provision for income tax	68,830	(24,649)	5,252

Net income (loss)	204,772	(34,506)	69,246
Less: Net loss (income) attributable to non-controlling interest	3,301	(4,853)	(59,709)
Net income (loss) attributable to the Partnership	$208,073	$(39,359)	$9,537

Net income (loss) attributable to the Partnership’s common unitholders (1) (Note 21):
Basic	$4.02	$(1.72)	$0.42
Diluted	$4.02	$(1.72)	$0.42

Weighted average number of outstanding common units (1):
Basic	51,013	22,854	22,745
Diluted	51,016	22,854	22,924

Cash distribution declared per common unit (1)	$2.059	$0.703	$0.416

(1)          All unit and per unit data where applicable has been adjusted to reflect the Exchange Ratio to give effect to the Merger (see Note 3).

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN

PARTNERS’ CAPITAL AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	MarkWest Energy Partners, L.P. Unitholders
	Common Units (1)	Partners’ Capital	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total
December 31, 2005	22,646	$39,625	$357	$301,015	$340,997
Stock option exercises	74	290	—	—	290
Compensation expense related to equity-based awards	—	401	—	—	401
Issuance of restricted stock	88	—	—	—	—
Treasury stock reacquired	(6)	—	—	—	—
Cashless stock options exercises	11	21	—	—	21
Reclassification of unearned compensation related to the adoption of SFAS 123R	—	—	—	—	—
APIC pool for excess tax benefits under SFAS 123R	—	177	—	—	177
Proceeds from MarkWest Energy’s public offering, net	—	—	—	123,256	123,256
Other	—	—	—	1,092	1,092
Dividends paid	—	(9,665)	—	—	(9,665)
Distributions to non-controlling interest holders	—	—	—	(43,500)	(43,500)

Net income	—	9,537	—	59,709	69,246
Unrealized gain on marketable securities, net of tax of $454	—		746	—	746
Comprehensive income					69,992
December 31, 2006	22,813	40,386	1,103	441,572	483,061
Stock option exercises	17	119	—	—	119
Compensation expense related to restricted stock, net of registration costs	—	753	—	—	753
Issuance of restricted stock	31	—	—	—	—
Gain in connection with issuance of units by MarkWest Energy Partners, L.P. (net of tax of $31.5 million)	—	52,367	—	—	52,367
APIC pool for excess tax benefits under SFAS 123R	—	335	—	—	335
FIN 48 adjustment	—	(71)	—	—	(71)
Proceeds from MarkWest Energy’s private placement, net	—	—	—	224,951	224,951
SAB 51 gain related to accounting for sales of stock by a subsidiary				(83,844)	(83,844)
Other	—	—	—	967	967
Dividends paid	—	(16,067)	—	—	(16,067)
Distributions to non-controlling interest holders	—	—	—	(63,916)	(63,916)

Net income (loss)	—	(39,359)	—	4,853	(34,506)
Unrealized loss on marketable securities, net of tax of $110	—	—	(175)	—	(175)
Comprehensive loss	—	—	—	—	(34,681)
December 31, 2007	22,861	38,463	928	524,583	563,974
Option exercises	98	375	—	—	375
Common units issued for vested phantom units	14	63	—	—	63
Dividends paid	—	(4,338)	—	—	(4,338)
Distributions paid	—	(107,269)	—	—	(107,269)
Distributions to non-controlling interest holders	—	—	—	(19,651)	(19,651)
Share-based compensation related to equity awards	—	11,497	—	—	11,497
APIC pool for excess tax benefits under SFAS 123R	—	717	—	—	717
Acquisition of partially owned entity included as part of PQ Gathering Assets, L.L.C.	—	—	—	2,935	2,935
Other	—	—	—	1,032	1,032
Merger and Redemption:
Redemption of MarkWest Hydrocarbon, Inc. common stock	(7,458)	(240,513)	—	—	(240,513)
Conversion of restricted stock to phantom units in connection with the Merger	(45)	—	—	—	—
Acquisition of General Partnership’s non-controlling interest associated with the Merger	946	30,078	—	—	30,078
Purchase of non-controlling interest of MarkWest Energy Partners, L.P.	34,474	1,095,917	—	(502,297)	593,620
Issuance of units in public offering, net of offering costs	5,750	171,395	—	—	171,395

Net income (loss)	—	208,073	—	(3,301)	204,772
Realized gain on marketable securities, net of tax of $558	—	—	(928)	—	(928)
Comprehensive income	—	—	—	—	203,844
December 31, 2008	56,640	$1,204,458	$—	$3,301	$1,207,759

(1)          All unit data, including treasury stock, where applicable has been adjusted to reflect the Exchange Ratio to give effect to the Merger (see Note 3).

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$204,772	$(34,506)	$69,246
Adjustments to reconcile net income (loss) to net cash provided by operating activities (net of acquisitions):
Depreciation	67,480	41,281	31,010
Amortization of intangible assets	38,483	16,672	16,047
Impairment of goodwill and long-lived assets	36,351	356	—
Impairment of unconsolidated affiliate	41,449	—	—
Inventory lower of cost or market adjustment	6,678	—	—
Amortization of deferred financing costs and discount	8,299	2,983	9,229
Accretion of asset retirement obligations	129	114	102
Amortization of deferred contract costs	312	312	312
Phantom unit compensation expense	11,348	2,080	1,686
Participation Plan compensation expense	4,545	17,704	20,743
Stock option compensation expense	—	(27)	(9)
Restricted stock compensation expense	75	780	410
Equity in earnings of unconsolidated affiliates	(90)	(5,309)	(5,316)
Distributions from unconsolidated affiliates	445	10,840	—
Unrealized (gain) loss on derivative instruments	(276,526)	150,418	(4,524)
Loss (gain) on disposal of property, plant and equipment	178	7,743	(332)
Deferred income taxes	53,798	(48,518)	5,431
Gain on sale of available for sale securities	(1,238)	(668)	(267)
Unrealized loss on trading securities	—	24	—
Loss (gain) on sale of trading securities	762	(14)	—
Net sales (purchases) of trading securities	2,400	(3,684)	—
Other	181	(190)	26
Changes in operating assets and liabilities, net of working capital acquired:
Receivables	29,028	(29,761)	31,153
Inventories	(7,906)	4,451	5,806
Other current assets	39,430	(35,057)	333
Accounts payable and accrued liabilities	(34,072)	34,051	(14,653)
Notes receivable from officers	—	—	154
Other long-term assets	(1,126)	—	—
Other long-term liabilities	1,810	1,162	(618)
Net cash provided by operating activities	226,995	133,237	165,969

	Year ended December 31,
	2008	2007	2006
Cash flows from investing activities:
Acquisitions	(41,300)	29	(21,389)
Equity investments	(29,187)	—	(21,237)
Cash paid to acquire General Partnership’s minority interest	(21,484)	—	—
Cash paid in Merger for MarkWest Hydrocarbon, Inc. stock	(248,395)	—	—
Purchase of available for sale securities	—	—	(789)
Proceeds from sale of available for sale securities	6,226	1,622	614
Capital expenditures	(575,298)	(316,639)	(80,080)
Proceeds from sale of equity investee	—	—	150
Proceeds from disposal of property, plant and equipment	173	196	685
Net cash flows used in investing activities	(909,265)	(314,792)	(122,046)
Cash flows from financing activities:
Proceeds from long-term debt	1,176,733	499,100	173,024
Payments of long-term debt	(548,801)	(473,600)	(529,524)
Payments for debt issuance costs, deferred financing costs and registration costs	(21,204)	(516)	(6,826)
Proceeds from private placement of senior notes	—	—	271,700
Proceeds from private placements, net	—	224,951	5,000
Proceeds from public offering, net	171,395	—	123,256
Exercise of stock options	375	119	311
Cash paid for taxes related to net settlement of share-based payment awards	(61)	—	—
APIC pool for excess tax benefits under SFAS 123R	717	335	177
Payment of dividends and distributions	(111,607)	(16,067)	(9,665)
Distributions to MarkWest Energy unitholders prior to the Merger	(19,651)	(63,916)	(43,500)
Net cash flows provided by (used in) financing activities	647,896	170,406	(16,047)
Net (decrease) increase in cash	(34,374)	(11,149)	27,876
Cash and cash equivalents at beginning of year	37,695	48,844	20,968
Cash and cash equivalents at end of year	$3,321	$37,695	$48,844

	Year ended December 31,
	2008	2007	2006
Supplemental disclosures of cash flow information:
Cash paid for interest, net of amounts capitalized	$55,428	$39,714	$32,241
Cash paid for income taxes	19,243	24,317	2,600
Supplemental schedule of non-cash investing and financing activities:
Accrued property, plant and equipment	$51,060	$17,302	$10,922
Interest capitalized on construction in progress	9,486	3,344	891
Property, plant and equipment asset retirement obligation	9	253	64
Merger step-up of fair value	605,100	—	—
Issuance of common units for vesting of share-based payment awards	2,492	1,687	796

The accompanying notes are an integral part of these consolidated financial statements.

MARKWEST ENERGY PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

MarkWest Energy Partners, L.P. (“MarkWest Energy Partners”) was formed on January 25, 2002, as a Delaware limited partnership. MarkWest Energy Partners and its majority-owned subsidiaries (collectively, the “Partnership”) are engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of NGLs and the gathering and transportation of crude oil. The Partnership has established a significant presence in the Southwest through strategic acquisitions and strong organic growth opportunities stemming from those acquisitions. The Partnership is also the largest processor of natural gas in the Appalachian Basin, one of the country’s oldest natural gas producing regions. Finally, the Partnership gathers and processes natural gas and owns a crude oil transportation pipeline in Michigan. The Partnership’s principal executive office is located in Denver, Colorado.

On February 21, 2008, MarkWest Energy Partners consummated the transactions contemplated by its plan of redemption and merger (the “Merger”) with MarkWest Hydrocarbon, Inc. (the “Corporation” or “MarkWest Hydrocarbon”) and MWEP, L.L.C., a wholly owned subsidiary of the Partnership. A discussion of the Merger and its accounting impact on the Partnership is described in Note 3. The Merger was accounted for in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations (“SFAS 141”) and related interpretations. The Merger was considered a downstream merger, whereby the Corporation was viewed as the surviving consolidated entity for accounting and financial purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the Merger was accounted for in the Corporation’s consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. As a result, the historical and comparative consolidated financial statements of the surviving legal entity are those of the Corporation, the accounting acquirer, rather than those of the Partnership, the legal acquirer.

On January 1, 2009, the Partnership adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51 (“SFAS 160”). In accordance with the requirements of SFAS 160, the Partnership has provided a new presentation on the face of the consolidated financial statements to separately classify non-controlling interests within the equity section of the Consolidated Balance Sheets and to separately report the amounts attributable to controlling and non-controlling interests in the Consolidated Statements of Operations and Consolidated Statements of Changes in Partners’ Capital and Comprehensive Income.  The presentation and disclosure requirements of SFAS 160 have been applied to all of the consolidated financial statements, notes and other financial data retrospectively for all periods presented in this filing.  See Note 2 for further details.

On January 1, 2009, the Partnership also adopted FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 changes the method that the Partnership uses to calculate earnings per unit and requires retrospective application. Therefore, the presentation of earnings per unit, for all periods in this filing, has been changed to reflect the requirements of FSP EITF 03-6-1. See Note 2 and Note 21 for further details regarding FSP EITF 03-6-1 and the Partnership’s earnings per unit calculation.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Partnership, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Non-Controlling Interest in Consolidated Subsidiaries

The Partnership’s consolidated financial statements include the accounts of all majority-owned or majority-controlled subsidiaries. On July 31, 2008, the Partnership acquired a controlling operating interest in Wirth Gathering, a general partnership, as part of the acquisition of PQ Gathering Assets, L.L.C. The 50% interest not acquired by the Partnership is recorded as Non-controlling interest in consolidated subsidiaries in the accompanying Consolidated Balance Sheets. The amount recorded in 2008 relates primarily to the Partnership’s 50% controlling operating interest in Wirth Gathering, and the amounts recorded in 2007 and 2006 relate to the non-controlling interest in the Partnership that no longer exists in 2008 due to the Merger (see Note 3).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affect, among other items, valuing identified intangible assets; determining the fair value of derivative instruments; valuing inventory, evaluating impairments of long-lived assets, goodwill and equity investments; establishing estimated useful lives for long-lived assets; recognition of share-based compensation expense; estimating revenues and expense accruals; valuing asset retirement obligations; and in determining liabilities, if any, for legal contingencies.

Cash and Cash Equivalents

The Partnership considers investments in highly liquid financial instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments include money market accounts.

Marketable Securities

As of December 31, 2007, the Partnership held certain investments classified as Trading securities in the accompanying Consolidated Balance Sheets. During 2008, the market mechanism normally used to liquidate the trading securities was no longer operating efficiently. It is not known if the Partnership will be able to sell these investments within the next year. Therefore as of December 31, 2008, the $0.5 million balance associated with these securities has been reclassified to Other long-term assets in the accompanying Consolidated Balance Sheets.

Realized and unrealized gains and losses on trading securities are included in earnings. Dividend and interest income are recognized when earned.

Marketable securities classified as available-for-sale are stated at market value, based on the closing price of the securities at the balance sheet date. Accordingly, unrealized gains and losses are reflected in other comprehensive income, net of applicable income taxes. For losses that are other than temporary, the cost basis of the securities is written down to fair value, and the amount of the write down is included in earnings. The Partnership utilizes a first-in first-out cost basis to compute realized gains and losses. Realized gains and losses, dividends, interest income, and the amortization of discounts and premiums are included in earnings. Purchases and sales of securities are recognized on a trade-date basis.

Inventories

Inventories are valued at the lower of weighted average cost or market. Inventories consisting primarily of crude oil and unprocessed natural gas are valued based on the cost of the raw material. Processed natural gas inventories include material, labor and overhead. Shipping and handling costs are included in operating expenses. During the fourth quarter of 2008, the Partnership recorded a $6.7 million expense to write down inventories to market value. This expense is included in Purchased product costs in the accompanying Consolidated Statements of Operations.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures that extend the useful lives of assets are capitalized. Repairs, maintenance and renewals that do not extend the useful lives of the assets are expensed as incurred. Interest costs for the construction or development of long-lived assets are capitalized and amortized over the related asset’s estimated useful life. Leasehold improvements are depreciated over the shorter of the useful life or lease term. Depreciation is provided, principally on the straight-line method, over the following estimated useful lives:

Range of
Estimated
Asset Class	Useful Lives
Buildings	20 - 25 years
Gas gathering facilities	20 - 25 years
Gas processing plants	20 - 25 years
Fractionation and storage facilities	20 - 25 years
Natural gas pipelines	20 - 25 years
Crude oil pipelines	20 - 25 years
NGL transportation facilities	20 - 25 years
Equipment and other	3 - 10 years

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), the Partnership recognizes the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. The recognition of an asset retirement obligation requires that management make numerous estimates, assumptions and judgments regarding such factors as the estimated probabilities, amounts and timing of settlements; the credit-adjusted risk-free rate to be used; inflation rates, and future advances in technology. In periods subsequent to initial measurement of the liability, the Company must recognize period-to-period changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Over time, the liability is accreted to its future value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The Partnership accounts for conditional asset retirement obligations in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarified the accounting for conditional asset retirement obligations under SFAS 143. A conditional asset retirement obligation is an unconditional legal obligation to perform an activity in which the timing and / or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation if the amount can be reasonably estimated.

Investment in Unconsolidated Affiliates

Equity investments in which the Partnership exercises significant influence, but does not control and is not the primary beneficiary, are accounted for using the equity method, and are reported in Investment in unconsolidated affiliates in the accompanying Consolidated Balance Sheets. Refer to Note 12 for further discussion of the Partnership’s equity investments.

The Partnership believes the equity method is an appropriate means for it to recognize increases or decreases measured by GAAP in the economic resources underlying the investments. Regular evaluation of these investments is appropriate to evaluate any potential need for impairment. It uses the following types of evidence of a loss in value to identify a loss in value of an investment that is other than a temporary decline. Examples of an other-than-temporary loss in value may be identified by:

•                  The potential inability to recover the carrying amount of the investment;

•                  The estimated fair value of an investment that is less than its carrying amount. Factors considered include the length of time in which the market has been less than cost and the intent and ability to retain the investment to sufficiently allow for any recovery; and

•                  Other operational or external factors including economic trends and projected financial performance that cause management to believe the investment may be worth less than otherwise accounted for by using the equity method.

Intangible Assets

The Partnership’s intangible assets are comprised of customer contracts and relationships acquired in business combinations, recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. Using relevant information and assumptions, management determines the fair value of acquired identifiable intangible assets. Fair value is generally calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. The key assumptions include contract renewals, economic incentives to retain customers, historical volumes, current and future capacity of the gathering system, pricing volatility, and the discount rate. Amortization of intangibles with definite lives is calculated using the straight-line method over the estimated useful life of the intangible asset. The estimated economic life is determined by assessing the life of the assets to which the contracts and relationships relate, likelihood of renewals, the projected reserves, competitive factors, regulatory or legal provisions, and maintenance and renewal costs.

Goodwill

Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. The Partnership evaluates goodwill for impairment annually as of November 30, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Impairment testing of goodwill consists of a two-step process. The first step involves comparing the fair value of the reporting unit, to which goodwill has been allocated, with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, the second step of the process involves comparing the implied fair value to the carrying value of the goodwill for that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, the excess of the carrying value over the fair value is recognized as an impairment loss.

Impairment of Long-Lived Assets

The Partnership’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets when certain events indicate that the remaining balance may not be recoverable. The Partnership evaluates the carrying value of its property, plant and equipment on at least a segment level and at lower levels where the cash flows for specific assets can be identified and are largely independent from other asset groups. A long-lived asset group is considered impaired when the estimated undiscounted cash flows from such asset group are less than the asset group’s carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset group. Fair value is determined primarily using estimated discounted cash flows. Management considers the volume of reserves behind the asset and future NGL product and natural gas prices to estimate cash flows. The amount of additional reserves developed by future drilling activity depends, in part, on expected natural gas prices. Projections of reserves, drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast. Any significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset.

For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value, less the cost to sell, to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

Deferred Financing Costs

Deferred financing costs are amortized over the estimated lives of the related obligations or, in certain circumstances, accelerated if the obligation is refinanced, using the straight line method which approximates the effective interest method.

Deferred Contract Costs

A wholly-owned subsidiary of the Partnership entered into a series of agreements with a gas producer in September 2004, under which the Partnership processes natural gas under modified keep-whole arrangements. In connection with these agreements, the subsidiary paid $3.3 million of consideration to the producer in connection with these non-separable contracts, which are being amortized as additional cost of the gas purchased over the term of the contracts, October 1, 2004 through February 9, 2015. Amortization related to these contracts for the years ended December 31, 2008, 2007 and 2006 was $0.3 million for each year.

Deferred Income

Deferred income represents prepayments received in revenue generating contracts. In certain cases, the Partnership received prepayments under fixed fee contracts to deliver NGLs at a future date. Deferred income is recognized as revenue upon delivery of the product. In other cases, the Partnership received prepayments related to the construction of gathering facilities to transport the producer’s gas from certain delivery points. Deferred income is generally recognized into revenue over the term of the gathering contract. Deferred income is reported in Accrued liabilities and Other long-term liabilities in the accompanying Consolidated Balance Sheets.

Derivative Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), established accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The Partnership discloses the fair value of its commodity derivative instruments separate from other assets and liabilities under the caption Fair value of derivative instruments in Consolidated Balance Sheet. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is generally established at its inception.

During 2008, 2007 and 2006, the Partnership did not designate any cash flow or fair value hedges.

In the course of normal operations, the Partnership routinely enters into contracts such as forward physical contracts for the sale of natural gas, propane, and other NGLs, that under SFAS 133 qualify for designation as a normal purchase or sales contract. Such contracts are normally exempted from the fair value accounting requirements of SFAS 133 and are accounted for using accrual accounting. During 2008, the Partnership did not designate any forward physical contracts as normal purchase or sales contracts. During 2007 and 2006, the Partnership did designate forward physical contracts as normal purchase or sales contracts.

All derivative instruments other than those designated as cash flow hedges, fair value hedges or normal purchase or sale are marked to market through Revenue, Purchased product costs or Facility expenses, the same account as the item economically hedged. Revenue gains and losses relate to contracts utilized to hedge the cash flow for the sale of a product. Purchased product costs gains and losses relate to contracts utilized to hedge costs, typically in a keep-whole arrangement. Facility expenses gains and losses relate to a contract utilized to hedge electricity costs. Changes in risk management activities are reported in cash flow from operating activities on the accompanying Consolidated Statements of Cash Flows.

Fair Value of Financial Instruments

Management believes the carrying amount of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term maturity of these instruments. Management believes that it is not practical to estimate the fair value of the amounts outstanding under the Partnership’s Credit Agreement because the timing of when the outstanding balance will be repaid is highly uncertain. The estimated fair value of the Senior Notes was approximately $627.1 million and $490.7 million at December 31, 2008 and 2007, respectively, based on quoted market prices (see Note 15). Derivative instruments are recorded at fair value, based on available market information (see Note 18).

Fair Value Measurement

The Partnership adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), effective January 1, 2008, with portions deferred by the FASB as discussed in Note 5. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy, and expands the disclosures about fair value measurements.

SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•                  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•                  Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Partnership’s accounting policy requires it to determine the categorization of assets or liabilities based upon the lowest level of input that is significant to the fair value measurement. The Partnership’s derivative positions are valued using corroborated market data and internally developed models when observable market data is not available. Crude oil and natural gas swaps are considered Level 2 transactions as the pricing methodology include quoted prices for similar assets and liabilities and the Partnership can determine the prices are observable and do not contain Level 3 inputs that are significant to the measurement. All NGL transactions and crude oil and natural gas options have significant unobservable market parameters and are normally traded less actively or have trade activity that is one way and therefore, are classified within Level 3 of the valuation hierarchy.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Partnership believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. For further discussion on SFAS 157 see Note 5.

Pursuant to the FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, the effective date of SFAS 157 for certain non-financial assets and liabilities that are measured at fair value but are recognized or disclosed at fair value on a non-recurring basis has been deferred for one year. The Partnership is primarily impacted by this deferral as it relates to non-financial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods), long-lived assets measured as fair value for impairment assessment under SFAS 144 and reporting units measured at fair value in the first and second steps of a goodwill impairment test under SFAS 142. The Partnership adopted these remaining provisions of SFAS 157 effective January 1, 2009 and the provisions did not have a material impact on the Partnership’s financial statements.

Revenue Recognition

The Partnership generates the majority of its revenues from natural gas gathering, transportation and processing; NGL transportation, fractionation, marketing and storage; and crude oil gathering and transportation. It enters into variety of contract types. In many cases, the Partnership provides services under contracts that contain a combination of more than one of the arrangements described below. The Partnership provides services under the following different types of arrangements:

•                  Fee-based arrangements—Under fee-based arrangements, the Partnership receives a fee or fees for one or more of the following services: gathering, processing and transmission of natural gas; transportation, fractionation and storage of NGLs; and gathering and transportation of crude oil. The revenue the Partnership earns from these arrangements is directly related to the volume of natural gas, NGLs or crude oil that flows through the Partnership’s systems and facilities and is not directly dependent on commodity prices.

•                  Percent-of-proceeds arrangements—Under percent-of-proceeds arrangements, the Partnership gathers and processes natural gas on behalf of producers, sells the resulting residue gas, condensate and NGLs at market prices and remits to producers an agreed-upon percentage of the proceeds. In other cases, instead of remitting cash payments to the producer, the Partnership will deliver an agreed-upon percentage of the residue gas and NGLs to the producer and sell the volumes the Partnership keeps to third parties at market prices.

•                  Percent-of-index arrangements—Under percent-of-index arrangements, the Partnership will purchase natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount. The Partnership will then gather and deliver the natural gas to pipelines where the Partnership will resell the natural gas at the index price, or at a different percentage discount to the index price.

•                  Keep-whole arrangements—Under keep-whole arrangements, the Partnership gathers natural gas from the producer, processes the natural gas and sells the resulting condensate and NGLs to third parties at market prices. Because the extraction of the condensate and NGLs from the natural gas during processing reduces the Btu content of the natural gas, the Partnership must either purchase natural gas at market prices for return to producers or make cash payment to the producers equal to the energy content of this natural gas.

•                  Settlement margin—Typically, the Partnership is allowed to retain a fixed percentage of the volume gathered to cover the compression fuel charges and deemed-line losses. To the extent the Partnership’s gathering systems are operated more or less efficiently than specified per contract allowance, the Partnership is entitled to retain the benefit or loss for its own account.

In many cases, the Partnership provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of the Partnership’s contracts vary based on gas quality conditions, the competitive environment when the contracts are signed and customer requirements. Under all of the arrangements, revenue is recognized at the time the product is delivered and title is transferred. It is upon delivery and title transfer that the Partnership meets all four revenue recognition criteria, and it is at such time that the Partnership recognizes revenue.

The Partnership’s assessment of each of the four revenue recognition criteria as they relate to its revenue producing activities is as follows:

Persuasive evidence of an arrangement exists.  The Partnership’s customary practice is to enter into a written contract, executed by both the customer and the Partnership.

Delivery.  Delivery is deemed to have occurred at the time the product is delivered and title is transferred, or in the case of fee-based arrangements, when the services are rendered. To the extent the Partnership retains its equity liquids as inventory, delivery occurs when the inventory is subsequently sold and title is transferred to the third party purchaser.

The fee is fixed or determinable.  The Partnership negotiates the fee for its services at the outset of its fee-based arrangements. In these arrangements, the fees are nonrefundable. The fees are generally due within ten days of delivery or services rendered. For other arrangements, the amount of revenue is determinable when the sale of the applicable product has been completed upon delivery and transfer of title. Proceeds from the sale of products are generally due in ten days.

Collectibility is reasonably assured.  Collectibility is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers’ financial position (e.g. cash position and credit rating) and their ability to pay. If collectibility is not considered reasonably assured at the outset of an arrangement in accordance with the Partnership’s credit review process, revenue is recognized when the fee is collected.

The Partnership enters into revenue arrangements where it sells customer’s gas and/or NGLs and depending on the nature of the arrangement acts as the principal or agent. Revenue from such sales is recognized gross where the Partnership acts as the Principal, under Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Partnership takes title to the gas and/or NGLs, has physical inventory risk and does not earn a fixed amount. Revenue is recognized net when the Partnership earns a fixed amount and does not take ownership of the gas and/or NGLs.

Gas volumes received may be different from gas volumes delivered, resulting in gas imbalances. The Partnership records a receivable or payable for such imbalances based upon the contractual terms of the purchase agreements. The Partnership had an imbalance payable of $0.2 million and $0.9 million at December 31, 2008 and 2007, recorded in Accrued liabilities in the accompanying Consolidated Balance Sheets. The Partnership had an imbalance receivable of $0.9 million and $1.7 million at December 31, 2008 and 2007, respectively, recorded in Receivables, net in the accompanying Consolidated Balance Sheets. Changes in gas imbalances are recognized in Revenue or Purchased product costs in the accompanying Consolidated Statements of Operations.

Revenue and Expense Accruals

The Partnership routinely makes accruals based on estimates for both revenues and expenses due to the timing of compiling billing information, receiving certain third party information and reconciling the Partnership’s records with those of third parties. The delayed information from third parties includes, among other things, actual volumes purchased, transported or sold, adjustments to inventory and invoices for purchases, actual natural gas and NGL deliveries and other operating expenses. The Partnership makes accruals to reflect estimates for these items based on its internal records and information from third parties. Most of the estimated accruals are reversed in the following month when actual information is received from third parties and the Partnership’s internal records have been reconciled.

Incentive Compensation Plans

The Partnership adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), on January 1, 2006, using the modified prospective method. The Partnership issues phantom units under certain share-based compensation plans as describe further in Note 17. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. The phantom units are treated as equity awards under SFAS 123R. Compensation expense is measured for the phantom unit grants using the market price of MarkWest Energy Partners’ common units on the date the units are granted. The fair value of the units awarded is amortized into earnings over the period of service corresponding with the vesting period. For certain plans the awards are accounted for as liability awards and the compensation expense is adjusted monthly for the change in the fair value of the unvested units granted.

To satisfy common unit awards, the Partnership may issue new common units, acquire common units in the open market, or use common units already owned by the general partner.

Participation Plan

The interests in the Partnership’s General Partner sold by the Corporation to certain directors and employees were referred to as the Participation Plan. The Participation Plan was considered a compensatory arrangement and under SFAS 123R, the General Partner interests were classified as liability awards. As a result, the Corporation was required to calculate the fair value of the General Partner interests at the end of each period. In conjunction with the Merger, all of the outstanding interests in the General Partner were acquired and the Participation Plan was terminated. Refer to Note 17 for further discussion of the impact of the Participation Plan on the financial statements.

Income Taxes

The Partnership is not a taxable entity for federal income tax purposes. As such, the Partnership does not directly pay federal income tax. The Partnership’s taxable income or loss, which may vary substantially from the net income or loss attributable to the Partnership reported in the Consolidated Statements of Operations, is includable in the federal income tax returns of each partner. The Partnership is, however, a taxable entity under certain state jurisdictions. The Corporation is a tax paying entity for both federal and state purposes.

The Partnership and the Corporation account for income taxes under the asset and liability method pursuant to SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realizability of deferred tax assets is assessed and, if not more likely than not, a valuation allowance is recorded to write down the deferred tax assets to net realizable value. Deferred tax balances that are expected to be settled within twelve months are classified as current, and all other deferred tax balance are classified as long term in the accompanying Consolidated Balance Sheets.

The Corporation recognizes a tax expense or a tax benefit on its proportionate share of Partnership income or loss resulting from the Corporation’s ownership of Class A units of the Partnership even though for financial reporting purposes said income or loss is eliminated in consolidation. The deferred income tax component relates to the change in the book to tax basis difference in the carrying amount of the investment in the Partnership which results primarily from its timing differences in the Corporation’s proportionate share of the book income or loss as compared with the Corporation’s proportionate share of the taxable income or loss of the Partnership.

The Partnership adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. Specifically, the pronouncement prescribes a “more likely than not” recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. Under the provisions of FIN 48, the Partnership records interest and penalties related to income taxes as a component of income before tax. Penalties are recorded in Miscellaneous (expense) income and interest is recorded in Interest expense in the accompanying Consolidated Statements of Operations. The adoption of FIN 48 did not have a material effect on the Partnership’s financial position or results of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income attributable to the Partnership and other comprehensive income (loss), which includes unrealized gains and losses on marketable securities that are classified as available for sale in accordance SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Earnings (Loss) Per Unit

Basic and diluted net income (loss) attributable to the Partnership per common unit is calculated in accordance with FSP EITF 03-6-1. FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per unit pursuant to the two-class method as described in SFAS No. 128, Earnings per Share. In accordance with the two-class method, basic earnings per common unit is calculated by dividing net income attributable to the Partnership, after deducting amounts that are allocable to the outstanding phantom units, by the weighted-average number of common units outstanding during the period. The amount allocable to the phantom units is generally calculated as if all of the net income attributable to the Partnership were distributed, and not on the basis of actual cash distributions for the period. However, during periods in which a net loss is reported or periods in which the total distributions exceed the reported net income attributable to the Partnership, the amount allocable to the phantom units is based on actual distributions to the phantom unit holders. Diluted earnings per unit is calculated by dividing net income attributable to the Partnership, after deducting amounts allocable to the outstanding phantom units, by the weighted-average number of potential common units outstanding during the period. Potential common units are excluded from the calculation of diluted earnings per unit during periods in which the Partnership incurs a net loss as the impact would be anti-dilutive.

Business Combinations

The Partnership accounts for business combinations in accordance with SFAS 141. The net assets acquired are recorded at the estimated fair market values as of the acquisition date. The purchase price in excess of the fair value acquired is recorded as goodwill.

Accounting for Sales of Stock by a Subsidiary

Prior to the Merger, the Partnership issued common units in various transactions, which resulted in a dilution of the Corporation’s percentage ownership in the Partnership. The Corporation accounted for the sale of the Partnership common units in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 51, Accounting for Sales of Stock by a Subsidiary (“SAB 51”). SAB 51 allows for the election of an accounting policy of recording such increase or decreases in a parent’s investment (SAB 51 gains or losses, respectively) either in income or in equity. The Corporation adopted a policy of recording such SAB 51 gains or losses directly to additional paid in capital. Due to the preference nature of the Partnership’s common units, the Corporation was precluded from recording SAB 51 gains or losses until the subordinated units converted to common units. On August 15, 2007, the Partnership converted its remaining 1.2 million subordinated units to common units, in accordance with the provisions of the amended and restated partnership agreement. As a result, the Corporation recorded a $52.3 million SAB 51 gain to additional paid in capital, a decrease in non-controlling interest in consolidated subsidiary of $83.8 million and an increase to deferred tax liability of $31.5 million associated with gains from sales of common units by the Partnership in conjunction with, and subsequent to, the Partnership’s May 24, 2002 initial public offering.

Recent Accounting Pronouncements

In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 is effective for the Partnership’s financial statements as of January 1, 2008. On February 6, 2008 the FASB approved the partial deferral of SFAS 157 for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a reoccurring basis (at least annually) until fiscal years beginning after November 15, 2008.

The Partnership has elected to defer recognition of items including:

•      Nonfinancial assets and liabilities initially measured at fair value in a business combination.

•      Reporting units measured at fair value in the first and second steps of a goodwill impairment test as described in paragraphs 19 to 21 of SFAS 142, Goodwill and Other Intangible Assets (“SFAS 142”).

•      Indefinite lived intangible assets measured at fair value for impairment assessment under SFAS 142.

•      Long-lived assets measured at fair value for impairment assessment under SFAS 144, Accounting for Impairment or Disposal of Long Lived Assets.

•      Asset retirement obligations initially measured at fair value under SFAS 143.

•      Liabilities for exit or disposal activities initially measured at fair value under SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.

The adoption of SFAS 157 as of January 1, 2008 had an effect of a $1.1 million decrease to fair value of derivative instruments liability, a decrease to Revenue—derivative loss of $0.4 million and an increase to derivative gain related to purchase product costs of $0.7 million. The provisions of SFAS 157 adopted as of January 1, 2009 did not have a material impact on the Partnership’s consolidated financial statements.

In February 2007 the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits an entity to measure certain financial assets and financial liabilities at fair value. The statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. SFAS 159 is effective for the Partnership as of January 1, 2008. The adoption of SFAS 159 did not impact the Partnership’s consolidated financial statements since the Partnership did not elect the fair value option.

In October 2008 the FASB issued Staff Position (“FSP”) No. FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. FSP 157-3 is effective immediately and includes those periods for which financial statements have not been issued. The adoption of FSP 157-3 did not have a material impact on the Partnership’s consolidated financial statements.

In December 2007 the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). This statement replaces SFAS No. 141, Business Combinations. The statement provides for how the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R provides for how the acquirer recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. The statement determines what information to disclose to enable users to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R became effective for the Partnership as of January 1, 2009. The adoption of SFAS 141R did not have a material impact on the Partnership’s consolidated financial statements.

In December 2007 the FASB issued SFAS No. 160. This statement provides that noncontrolling interests in subsidiaries held by parties other than the parent be identified, labeled and presented in the statement of financial position within equity, but separate from the parent’s equity. SFAS 160 states that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified on the consolidated statement of income. The statement provides for consistency regarding changes in parent ownership including when a subsidiary is deconsolidated. Any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value. The Partnerships adopted SFAS 160 effective January 1, 2009, and the presentation and disclosure requirements of SFAS 160 have been applied to all of the consolidated financial statements, notes and other financial data retrospectively for all periods presented in this filing.

In March 2008 the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 became effective for the Partnership as of January 1, 2009. The principal impact to the Partnership was to require expanded disclosure regarding derivative instruments.

In April 2008 the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142. In determining the useful life of an acquired intangible asset, FSP 142-3 removes the requirement from SFAS 142 for an entity to consider whether renewal of the intangible asset requires significant costs or material modifications to the related arrangement. FSP 142-3 also replaces the previous useful life assessment criteria with a requirement that an entity consider its own experience in renewing similar arrangements. If the entity has no relevant experience, it would consider market participant assumptions regarding renewal. FSP 142-3 became effective as of January 1, 2009 and applied only to intangible assets acquired after that date. Retroactive application to previously acquired intangible assets is prohibited. The adoption of FSP 142-3 did not have a material impact on the Partnership’s consolidated financial statements.

In May 2008 the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 provides a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS 162 is not effective for the Partnership as of December 31, 2008. The adoption of SFAS 162 is not expected to have a material impact on the Partnership’s financial statements.

In June 2008 the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per unit pursuant to the two-class method as described in SFAS No. 128, Earnings per Share. FSP EITF 03-6-1 became effective for the Partnership beginning January 1, 2009. The adoption of FSP EITF 03-6-1 did not have any impact on the net income reported in the Partnership’s Consolidated Statements of Operations, however, the reported earnings per unit will generally be lower than the amount reported prior to adoption. See Note 21 for calculation of the Partnership’s earnings per unit.

In November 2008 the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 08-6, Equity Method Investment Accounting Considerations (EITF No. 08-6). The consensus opinion in EITF No. 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments which were affected by the FASB issuances of SFAS 141R and SFAS 160. The transition provisions require prospective application and are effective for the Partnership on January 1, 2009. EITF No. 08-6 will not have a material effect on the Partnership’s consolidated financial statements.

3. Redemption and Merger

On February 21, 2008, the Partnership completed the transactions contemplated by its plan of redemption and merger with the Corporation and MWEP, L.L.C., a wholly-owned subsidiary of the Partnership. Under the Merger, the shareholders of the Corporation exchanged each share of Corporation common stock for consideration equal to 1.9051 Partnership common units. This Exchange Ratio was computed based on the stated consideration of 1.285 Partnership common units plus $20 in cash, or equivalent value. In accordance with the merger agreement, the equivalent value was based on a Partnership common unit price of $32.25, which equals the average market price of Partnership common units for the ten day period ending three days prior to the closing date. Therefore, the $20.00 in cash was equivalent to 0.6201 Partnership common units which results in a total Exchange Ratio of 1.9051 when combined with the other 1.285 units included in the stated consideration. Subject to proration, the shareholders elected to receive this consideration either entirely in cash in the redemption, entirely in Partnership common units in the Merger, or in any combination of cash and Partnership common units with equivalent value. The Corporation redeemed for $240.5 million in cash those shares of Corporation common stock electing to receive cash. Immediately after the redemption, the Partnership acquired the Corporation through a merger of MWEP, L.L.C. with and into the Corporation, pursuant to which all remaining shares of the Corporation’s common stock were converted into approximately 15.5 million Partnership common units. As a result of the Merger, the Corporation is a wholly-owned subsidiary of the Partnership. In connection with the Merger, the incentive distribution rights in the Partnership, the 2% economic interest in the Partnership held by MarkWest Energy GP, L.L.C. (the “General Partner”) and the Partnership common units owned by the Corporation were exchanged for Partnership Class A units. Contemporaneously with the closing of the transactions contemplated by the Merger, the Partnership separately acquired 100% of the Class B membership interests in the General Partner that had been held by current and former management and certain directors of the Corporation and the General Partner under the Participation Plan in exchange for approximately $21.5 million in cash and approximately 0.9 million common units valued at $30.1 million. Additionally, as a result of the Merger, the Partnership assumed the 2006 Hydrocarbon Stock Incentive Plan and the 1996 Hydrocarbon Stock Incentive Plan (see Note 17).

Using the Exchange Ratio, the number of Corporation shares outstanding as of December 31, 2007 and activity through February 21, 2008 has been adjusted to the equivalent number of Partnership common units in the accompanying Consolidated Financial Statements. The following table illustrates these conversions (shares and units in thousands):

	Common Shares	Exchange Ratio	Common Units
Shares of Corporation Common Stock Outstanding at December 31, 2007	11,999.8	1.9051	22,861
Stock Option exercises in first quarter 2008, prior to Merger	51.5	1.9051	98
Conversion of Restricted Shares to Partnership Phantom units	(23.8)	1.9051	(45)
Shares eligible for redemption or conversion to Partnership Units	12,027.5		22,914
Common shares tendered for redemption in cash	(3,914.5)	1.9051	(7,458)
Common shares tendered for conversion to Partnership common units	8,113.0	1.9051	15,456

Class A units represent limited partner interests in the Partnership and have identical rights and obligations of the Partnership common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to the Partnership’s ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock. Pursuant to Accounting Research Bulletin No. 51, Consolidated Financial Statements, the Class A units held by the Corporation and the General Partner are not treated as outstanding common units in the Consolidated Balance Sheets.

The total fair value of the non-controlling interest acquired was the number of non-controlling interest units outstanding on the date the Merger closed valued at the then current per unit market price of the Partnership common units of $31.79. The following table shows the calculation of the purchase price of the Partnership ($ in thousands):

	Units	Dollars
Fair value of units held prior to Merger	34,473,647	$1,095,917
Add: Direct costs of the Merger		7,882
		$1,103,799

Significant fair value estimates were required for the following assets and liabilities:

•                  Property, plant, and equipment—The fair value estimates for property, plant and equipment were based primarily on the cost approach, which considers both historical cost and replacement cost. Additionally, management estimated the remaining useful lives of the property, plant and equipment to ensure that the useful lives used for depreciation subsequent to the Merger are reasonable and consistent with the Partnership’s accounting policy.

•                  Intangible assets—The fair value estimates for customer relationships were based on a version of the income approach. The income approach involves estimating future cash flows from existing customer relationships and making provisions for a fair return on other recognized contributory assets. Key assumptions in the valuation include contract renewals, economic incentives to retain customers, historic volumes, current and future capacity in the gathering system, pricing volatility and the discount rate. The estimated useful life of the intangible assets was determined by assessing the estimated useful life of the other assets to which the contracts and relationships relate, likelihood of renewals, projected reserves, competitive factors, regulatory or legal provisions, and maintenance and renewal costs.

•                  Long-term debt—The fair value of the Partnership’s Senior Notes was estimated using a high yield market price at which the debt was trading as of the date the Merger closed.

•                  Deferred finance costs—The deferred finance costs of the Partnership had no fair market value as of the date the Merger closed. Therefore 85.7% of these costs, which is the percentage subject to revaluation under the purchase accounting method, have been written-off.

•                  The remaining purchase price in excess of the fair values of the assets and liabilities acquired was recorded as goodwill. The goodwill balance was then allocated to the Partnership’s reporting units. SFAS 142 defines a reporting unit as an operating segment or a component of an operating segment. Based on the criteria set forth in SFAS 142, the Partnership has eight reporting units: East Texas, Eastern Oklahoma, Western Oklahoma, Other Southwest, Javelina, Appalachia, Western Michigan, and Michigan Crude Pipeline. Goodwill was allocated to those reporting units that are expected to benefit from the business combination. One of the primary benefits of the Merger was to allow the Partnership to compete more effectively for future growth opportunities. Because there were no significant growth plans in place for Western Michigan and Michigan Crude Pipeline, no goodwill was allocated to these reporting units. For all other reporting units, goodwill was allocated in a manner consistent with the methodology used to determine total goodwill. Management estimated the fair value of the net assets of reporting unit, allocated a portion of the Merger purchase price to each reporting unit, and assigned goodwill to the extent that the allocated purchase price exceeded the fair value of the reporting unit. The methodology used to determine the fair value of the net assets of each reporting unit and the allocated purchase price to each reporting unit was applied consistently.

The following table shows the final purchase price allocation as of February 21, 2008 (in thousands):

	Original Net Book Value	Fair Value	85.7% Proportional Step-Up of Fair Value	Average Depreciable Life
Property, plant and equipment	$843,122	$1,051,407	$178,501	18
Intangible assets	324,326	780,343	390,807	18
Long-term debt	(581,642)	(570,775)	9,313	8
Deferred financing costs	12,815	—	(10,982)	8
Goodwill			37,461
Total Adjustments			605,100
Deferred income taxes	n/a	n/a	(3,598)
Non-controlling interest			502,297
Total Purchase Price			$1,103,799

n/a—Amounts represent the recognition of deferred tax liabilities related to temporary tax differences that are expected to reverse in future periods related to the proportional step-up of fair value due to the Merger. No deferred tax liabilities related to goodwill were recognized as goodwill is not deductible for tax purposes.

4. Business Combinations

The Partnership completed the following business combinations during the years ended December 31, 2008, 2007 and 2006, in addition to the Merger. Each transaction was accounted for under the purchase method. The net assets acquired were recorded at the estimated fair market values as of the acquisition date. The preliminary allocation of assets and liabilities may be adjusted to reflect the final determined amounts during a short period of time following the acquisition. The results of operations from these business combinations are included in the consolidated financial statements from the acquisition date.

PQ Gathering Assets, L.L.C.

On July 31, 2008, the Partnership acquired a 100% interest in PQ Gathering Assets, L.L.C. (“PQ Assets”) from PetroQuest Energy, L.L.C. for $41.3 million. PQ Assets consisted of gathering systems located in the Woodford Shale area of Southeast Oklahoma. The acquisition also included a 50% managing partner operating interest in Wirth Gathering, a general partnership, which also owns a gathering system located in the Woodford Shale area. PQ Assets was renamed MarkWest McAlester, L.L.C. The Partnership obtained a third-party valuation of the net assets acquired which is reflected in the table below.

Santa Fe Gathering, L.L.C.

On December 29, 2006, the Partnership purchased 100% of the ownership interest in Santa Fe Gathering, L.L.C. for $15.0 million subject to working capital adjustments. The assets acquired consist of a gathering system located in Roger Mills and Beckham Counties, Oklahoma. The gathering system was constructed in May 2005 to gather from growing production fields. Santa Fe Gathering was merged with MarkWest Oklahoma, L.L.C.

The following table summarizes the costs and allocations of the above transactions (in thousands):

	2008	2006
	PQ Gathering Assets, L.L.C.	Santa Fe Gathering, L.L.C.
Acquisition costs:
Cash consideration	$41,300	$14,941
Direct acquisition costs	—	29
Total	$41,300	$14,970
Allocation of acquisition costs:
Current assets	$—	$331
Inventory	—	11
Property, plant and equipment	26,698	3,087
Customer contracts and relationships(1)	16,872	11,959
Goodwill(2)	665	—
Non-controlling interest	(2,935)	—
Liabilities assumed	—	(418)
Total	$41,300	$14,970

(1)          Customer contracts and relationships will be amortized over the remaining ten-year life.

(2)          Goodwill was recorded in the Southwest segment.

5. Fair Value

Fair Value Measurement

The Partnership adopted SFAS 157 on January 1, 2008. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 applies to all fair value measurements however the FASB deferred the effective date for certain nonfinancial assets and liabilities until January 1, 2009 (see Note 2). SFAS 157 applies principally to the Partnership’s derivative positions and trading securities at December 31, 2008.

Valuation Hierarchy

Following is a description of the valuation methodologies the Partnership used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy. For discussion of the three levels in the valuation hierarchy, see Note 2.

Commodity Derivative Transactions

The Partnership utilizes a combination of fixed-price forward contracts, fixed-for-floating price swaps and options available in the over-the-counter (“OTC”) market, and futures contracts. The Partnership’s derivative positions are valued using corroborated market data and internally developed models when observable market data is not available. Crude oil and natural gas swaps are considered Level 2 transactions as the pricing methodology include quoted prices for similar assets and liabilities and the Partnership can determine the prices are observable and do not contain Level 3 inputs that are significant to the measurement. All NGL transactions and crude oil and natural gas options have significant unobservable market parameters and are normally traded less actively and therefore are classified within Level 3 of the valuation hierarchy. Due to limited liquidity and trading activity, models interpolate pricing curves within a range where broker quotes are not available, remove outlying quotes and adjust for seasonality.

Trading Securities

Trading securities consist exclusively of auction rate securities as of December 31, 2008 and are included in Other long-term assets in the accompanying Consolidated Balance Sheets. Quoted market prices are not available and these securities’ fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Considering observable market activity is not available for these securities, the securities are classified within Level 3 of the valuation hierarchy.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Partnership believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at December 31, 2008.

The following table presents the financial instruments carried at fair value as of December 31, 2008, and by SFAS 157 valuation hierarchy (as described above, in thousands):

	Assets		Liabilities
	Trading Securities	Derivatives	Derivatives
Quoted prices in active markets for identical assets (Level 1)	$—	$—	$—
Significant other observable inputs (Level 2)	—	106,826	(49,378)
Significant unobservable inputs (Level 3)	512	75,512	(3,056)
Total carrying value in Consolidated Balance Sheet	$512	$182,338	$(52,434)

Changes in Level 3 fair value measurements

The tables below include a rollforward of the balance sheet amounts for the year ended December 31, 2008 (including the change in fair value) for financial instruments classified by the Partnership within Level 3 of the valuation hierarchy (in thousands). When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Level 3 includes options for natural gas and all crude oil positions as they have significant unobservable market parameters and are normally traded less actively and therefore are classified within Level 3 of the valuation hierarchy. For the periods ended March 31, June 30 and September 30, 2008 the Partnership considered options to be Level 2. After further consideration, options are considered Level 3 due to significant unobservable inputs.

	Trading Securities	Derivatives (net)
Fair value January 1, 2008	$3,674	$(84,367)
Total gain or loss (realized and unrealized) included in earnings(a)(b)	(762)	108,653
Purchases, sales, issuances and settlements (net)	(2,400)	48,170
Transfers in or out of Level 3 (net)	—	—
Fair value December 31, 2008	$512	$72,456
The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2008(a)	$—	$115,875

(a)          Gains and losses on derivative positions classified as Level 3 are recorded in Derivative gain (loss), a component of Total revenue.

(b)         Gains and losses on trading securities are realized and recorded in Miscellaneous (expense) income.

Assets and liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. As of December 31, 2008, there were not any assets or liabilities to be measured at fair value on a nonrecurring basis.

6. Marketable Securities

As of December 31, 2007, the Partnership held certain investments classified as Trading securities in the accompanying Consolidated Balance Sheets. During the year ended December 31, 2008, the market mechanism normally used to liquidate the trading securities was no longer operating efficiently. It is not known if the market mechanism will become efficient within the next year. Therefore as of December 31, 2008, the $0.5 million balance associated with these securities has been reclassified to Other long-term assets in the accompanying Consolidated Balance Sheets.

The following are the components of marketable securities (in thousands):

	Cost Basis	Other-than- temporary Impairment	Fair Value
December 31, 2008
Trading securities	$1,198	$(686)	$512

	Cost Basis	Net Unrealized Gains (Losses)	Fair Value
December 31, 2007
Trading securities	$3,698	$(24)	$3,674
Available for sale securities	4,988	1,486	6,474
	$8,686	$1,462	$10,148

For the years ended December 31, 2008 and 2007, the Partnership recognized a net unrealized loss on marketable securities of zero and $0.2 million, respectively, net of the related tax benefit of zero and $0.1 million, respectively. The loss in 2007 is shown as a component of other comprehensive income.

The Partnership recognized an other-than-temporary loss of $0.7 million and zero on its trading securities during the years ended December 31, 2008 and 2007, respectively. This loss is included in Miscellaneous (expense) income in the accompanying Consolidated Statements of Operations.

7. Significant Customers and Concentration of Credit Risk

For the years ended December 31, 2008, 2007, and 2006, revenues from one customer totaled $234.0 million, $191.5 million and $76.0 million, representing 22.1%, 22.6% and 9.2% of consolidated Partnership revenue excluding derivative gain (loss), respectively. Sales to this customer are made primarily from the Southwest segment. As of December 31, 2008, 2007 and 2006, the Partnership had $6.5 million, $6.4 million and $3.0 million of accounts receivable from this customer, respectively.

For the years ended December 31, 2008, 2007 and 2006, revenues from another customer totaled $87.6 million, $88.9 million and $63.0 million, representing 8.3%, 10.5% and 7.6% of consolidated Partnership revenue excluding derivative gain (loss), respectively. Sales to this customer are made primarily from the Southwest segment. As of December 31, 2008, 2007 and 2006, the Partnership had $2.4 million, $9.5 million and $5.2 million of accounts receivable from this customer, respectively.

8. Receivables and Other Current Assets

Receivables consist of the following (in thousands):

	December 31, 2008	December 31, 2007
Trade, net	$88,370	$121,099
Other(1)	13,479	9,778
Total receivables	$101,849	$130,877

(1)          Relates primarily to amounts due from the settlement of derivative positions.

Other current assets consist of the following (in thousands):

	December 31, 2008	December 31, 2007
Margin deposits	$—	$40,260
Prepaid fuel	1,114	1,605
Income tax receivable	8,416	3,212
Prepaid Merger costs	—	4,771
Prepaid insurance	810	333
Prepaid other	1,408	997
Total other current assets	$11,748	$51,178

9. Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	December 31, 2008	December 31, 2007
Natural gas gathering facilities, natural gas pipelines and other	$1,067,328	$657,878
Gas processing plants	225,794	213,414
Fractionation and storage facilities	24,498	24,388
Crude oil pipelines	16,104	21,588
NGL transportation facilities	10,888	4,676
Furniture, office equipment and other	1,304	2,672
Construction in progress	304,776	51,553
Property, plant and equipment	1,650,692	976,169
Less: accumulated depreciation	(81,167)	(145,360)
Total property, plant and equipment, net	$1,569,525	$830,809

The Partnership capitalizes interest on major projects during construction. For the years ended December 31, 2008, 2007 and 2006, the Partnership capitalized interest, including deferred finance costs, of $9.5 million, $3.3 million and $0.9 million, respectively.

10. Goodwill and Intangible Assets

Goodwill.  The purchase price in excess of the fair value of the minority interest in the net assets and liabilities of the Partnership at the time of the Merger between MarkWest Energy Partners and MarkWest Hydrocarbon was recorded as goodwill in the amount of $37.5 million. Goodwill of $23.7 million, $3.9 million and $9.9 million was allocated to individual reporting units within the Southwest, Northeast and Gulf Coast segments, respectively. In addition, the purchase price in excess of the fair value of the net assets acquired in the purchase of PQ Assets was also recorded as goodwill in the amount of $0.7 million which was allocated to the Southwest segment. In accordance with SFAS 142, goodwill is not amortized but instead tested for impairment annually, or more frequently when events and circumstances occur indicating that the recorded goodwill may not be recoverable. As of December 31, 2008, goodwill was $9.4 million (see Note 11). The Partnership did not have goodwill recorded prior to 2008.

Intangible Assets.  The Partnership’s intangible assets as of December 31, 2008 and 2007 are comprised of customer contracts and relationships, as follows (in thousands):

	December 31, 2008			December 31, 2007
Description	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Useful Life
Southwest	$407,544	$(24,708)	$382,836	$177,338	$(28,850)	$148,488	20 yrs
Northeast	68,573	(5,876)	62,697	—	—	—	10 yrs
Gulf Coast	262,772	(12,388)	250,384	195,137	(16,903)	178,234	25 yrs
Total:	$738,889	$(42,972)	$695,917	$372,475	$(45,753)	$326,722

Amortization expense related to the intangible assets was $38.5 million, $16.7 million and $16.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Estimated future amortization expense related to the intangible assets at December 31, 2008, is as follows (in thousands):

Year ending December 31,
2009	$40,795
2010	40,795
2011	40,795
2012	40,795
2013	40,795
Thereafter	491,942
$695,917

11. Impairment of Goodwill and Long-Lived Assets

Goodwill.  The Partnership’s policy is to evaluate goodwill for impairment annually as of November 30, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Due to the decline in the market prices of crude oil and other NGLs in December 2008, management significantly reduced the short- and medium-term forecasts for the net income and cash flow to be generated by the Partnership’s reporting units. Management considered this significant change in the forecast and the continued decline in the trading price for its common units to be an indication of potential impairment, and therefore completed the goodwill impairment test as of November 30 and December 31, 2008. As a result of these analyses, the Partnership recorded impairment charges of $28.7 million to write-off the goodwill balance allocable to four of the Partnership’s reporting units. Approximately $18.8 million and $9.9 million of the goodwill impairment related to the Southwest and Gulf Coast segments, respectively. The remaining goodwill balance of $9.4 million consists of the $5.5 million allocated to the East Texas reporting unit in the Southwest segment and the $3.9 million allocated to the Appalachia reporting unit in the Northeast segment. In completing the evaluation, management estimated the fair value of the Partnership’s reporting units primarily using an income approach based on discounted future cash flows. Management also considered a market approach based on the Partnership’s market capitalization as of December 31, 2008. Because management believes the market capitalization of the Partnership has been adversely impacted by global economic factors and does not accurately represent the full underlying value of the Partnership’s assets, the income approach was weighted more heavily in the analysis.

Long-Lived Assets.  The Partnership’s policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets when certain events have taken place that indicate that the remaining balance may not be recoverable. The Partnership evaluates the carrying value of its property, plant and equipment and intangibles on at least a segment level and at lower levels where cash flows for specific assets can be identified.

An analysis completed in 2008 indicated an impairment of the Partnership’s gas-gathering assets in Manistee County, Michigan, which are part of the Partnership’s Northeast segment, due to the decision to move the Fisk plant to Pennsylvania and to outsource the gas processing to a third party. The Partnership used the market approach to determine the assets’ fair value and recognized an impairment of long-lived assets of $7.6 million for the year ended December 31, 2008.

An analysis completed in 2007 determined that a system located in the Partnership’s Southwest segment had future estimated cash inflows estimated to be near zero because the system was shut-in for a year, and as such the carrying amounts of the assets exceeded the estimated undiscounted cash flows. It was determined that an impairment of the system had occurred. Fair value of the long-lived assets was determined based on Management’s opinion that the idle assets had no economic value. Therefore, an impairment of long-lived assets of $0.4 million was recognized for the year ended December 31, 2007.

12. Investment in Unconsolidated Affiliates

The Partnership applies the equity method of accounting for its 50% non-operating interest in Starfish Pipeline Company, L.L.C. (“Starfish”) and its 40% non-operating interest in Centrahoma Processing, L.L.C. (“Centrahoma”). Differences between the Partnership’s investment and its proportionate share of reported equity are amortized based upon the respective useful lives of the assets to which the differences relate.

The table below shows the carrying value of the Partnership’s equity investments (in thousands):

	December 31,
	2008	2007
Investment in Starfish	$17,181	$58,709
Investment in Centrahoma	28,911	—
Total investment in unconsolidated affiliates	$46,092	$58,709

On March 1, 2008, the Partnership acquired a 20% interest in Centrahoma for $11.6 million. On May 9, 2008, the Partnership exercised its option to acquire an additional 20% interest in Centrahoma for $12.0 million including a capital call. Centrahoma owns certain processing plants in the Arkoma Basin. In addition, the Partnership signed agreements to dedicate our processing rights in certain acreage in the Woodford Shale area to Centrahoma through March 1, 2018. The Partnership’s share of Centrahoma’s loss was $0.3 million for the year ended December 31, 2008. The following table includes summarized balance sheet data as of December 31, 2008 for 100% of Centrahoma (in thousands):

Current assets	$9,192
Noncurrent assets	71,804
Current liabilities	8,728
Noncurrent liabilities	—

The following table includes summarized results of operations from inception on February 11, 2008 to December 31, 2008 for 100% of Centrahoma (in thousands):

Revenue	$79,643
Operating loss	(718)
Net loss	(718)

In September 2008, Hurricane Ike caused wind and water damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions, including damage to several onshore and offshore facilities of Starfish. Due to the damage in the region, the operations of Starfish have been partially curtailed since the middle of September resulting in a decrease in the Partnership’s Earnings from unconsolidated affiliates in the accompanying Consolidated Statements of Operations. The Partnership has contributed $5.0 million of additional capital to fund the repairs resulting from the hurricane and may receive additional capital calls in 2009. The Partnership’s share of Starfish’s net income was $0.4 million, $5.3 million and $5.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Partnership expects to file insurance claims to recover a portion of the losses associated with the business interruption and the costs associated with damage repairs.

During the fourth quarter of 2008, management determined that a combination of factors indicated that the fair value of the investment in Starfish may have declined below the carrying value. These factors include the increase in the investment balance due to the capital call associated with the damage repairs and a forecasted reduction in the expected future cash distributions from Starfish. The current commodity price environment, damage to oil and gas assets in the region, and uncertainty of whether or not volumes will return to pre-hurricane levels, have led to a downward revision of Starfish’s short- and long-term financial forecast. As a result of these indicators, management completed an impairment evaluation as of December 31, 2008. Prior to completing the impairment evaluation, the recorded value of the investment in Starfish was $58.6 million. Using an income approach based on estimated discounted cash flows, management estimated that the fair value of the Partnership’s investment in Starfish was approximately $17.2 million. Management believes that the downward revisions to the Starfish forecast are likely to be permanent. Therefore, the decline in value is considered to be other-than-temporary and an impairment charge of $41.4 million has been recorded in the accompanying Consolidated Statements of Operations.

13. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2008	2007
Accrued property, plant and equipment	$51,060	$17,302
Interest	22,591	13,456
Product and operations	20,610	23,608
Taxes (other than income tax)	6,578	4,213
Bonus and profit sharing, severance and vacation accruals	4,074	4,915
Deferred lease obligation	2,620	2,235
Professional services	1,688	1,166
Deferred income	1,044	1,539
Phantom unit accrual	735	2,807
Other	34	986
Accrued derivative settlements	—	7,642
Total accrued liabilities	$111,034	$79,869

14. Asset Retirement Obligation

The Partnership’s assets subject to asset retirement obligations are primarily certain gas-gathering pipelines and processing facilities, a crude oil pipeline and other related pipeline assets. The Partnership also has land leases that require the Partnership to return the land to its original condition upon termination of the lease. In accordance with SFAS 143, the Partnership reviews current laws and regulations governing obligations for asset retirements and leases, as well as the Partnership’s leases and other agreements.

The following is a reconciliation of the changes in the asset retirement obligation from January 1, 2007 to December 31, 2008 (in thousands):

	Year ended December 31,
	2008	2007
Beginning asset retirement obligation	$1,635	$1,268
Liabilities incurred	9	109
Revisions in estimated cash flows	—	144
Accretion expense	129	114
Ending asset retirement obligation	$1,773	$1,635

At December 31, 2008, 2007 and 2006, there were no assets legally restricted for purposes of settling asset retirement obligations. The asset retirement obligation has been recorded as part of Other long-term liabilities in the accompanying Consolidated Balance Sheets.

15. Long-Term Debt

Debt is summarized below (in thousands):

	December 31,
	2008	2007
Credit Facility
Revolver facility, 7.09% interest at December 31, 2007, retired February 2008	$—	$55,500
Revolver facility, 2.51% interest at December 31, 2008, due February 2012(1)	184,700	—
Senior Notes
Senior Notes, 6.875% interest, net of discount of $9,676 and $0, respectively, due November 2014(2)	215,324	225,000
Senior Notes, 8.5% interest, net of discount of $882 and $2,805, respectively, due July 2016(2)	274,118	272,195
Senior Notes, 8.75% interest, net of discount of $1,177 and $0, respectively, due April 2018	498,823	—
Total long-term debt	$1,172,965	$552,695

(1)          Borrowings are due in February 2012 as a result of the amendment executed in March 2009.

(2)          The reported balances for the Senior Notes due November 2014 and July 2016 were adjusted to fair value as part of the accounting for the Merger (see Note 3).

Credit Facility

On February 20, 2008, the Partnership entered into a new credit agreement (“Partnership Credit Agreement”). The Partnership Credit Agreement originally provided for a maximum lending limit of $575.0 million through February 2013. The Partnership Credit Agreement included a senior secured revolving credit facility of $350.0 million (that under certain circumstances could be increased to $550.0 million) and a $225.0 million term loan, both of which could be repaid at any time without penalty. Initial borrowings under the revolving credit facility portion of Partnership Credit Agreement were used to finance other payments under the Merger and to repay amounts due on the old partnership credit facility revolver of $67.0 million. The Partnership retired the term loan in April 2008 using a portion of the proceeds from a private placement of Senior Notes completed on April 15, 2008. The Partnership recorded a charge of $4.2 million to write-off the deferred financing costs associated with the term loan, which is included in Amortization of deferred financing costs and discount in the accompanying Consolidated Statements of Operations. The credit facility is guaranteed and collateralized by substantially all of the Partnership’s assets and those of its wholly-owned subsidiaries. As of December 31, 2008, the Partnership had $184.7 million of borrowings outstanding under the revolving credit facility and approximately $107.5 million of available borrowings, with outstanding letters of credit of $57.8 million. The Partnership Credit Agreement was amended in March 2009 (see Note 26).

The borrowings under the revolving credit facility of the Partnership Credit Agreement bear interest at a variable interest rate, plus basis points. The variable interest rate typically is based on the London Inter Bank Offering Rate (“LIBOR”); however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5%, and b) a rate set by the Partnership Credit Agreement’s administrative agent, based on the U.S. prime rate. The basis points correspond to the ratio of the Partnership’s Consolidated Funded Debt (as defined in the Partnership Credit Agreement) to Adjusted Consolidated EBITDA (as defined in the Partnership Credit Agreement), ranging from 50 to 125 basis points for Base Rate loans, and 150 to 225 basis points for LIBOR loans. The basis points will increase by 50 during any period (not to exceed 270 days) where the Partnership makes an acquisition for a purchase price in excess of $50.0 million. The Partnership will incur a commitment fee on the unused portion of the credit facility at a rate between 30 and 50 basis points based upon the ratio of consolidated senior debt (as defined in the Partnership Credit Agreement) to consolidated EBITDA (as defined in the Partnership Credit Agreement). As of December 31, 2008, the weighted average interest rate for borrowings under the Partnership Credit Agreement was 2.51%.

Senior Notes

MarkWest Energy Partners, L.P. and its wholly-owned subsidiary MarkWest Energy Finance Corporation (the “Issuers”), have three series of senior notes outstanding as of December 31, 2008: $225.0 million principal due in November 2014 (the “2014 Senior Notes”), $275.0 million principal due in July 2016 (the “2016 Senior Notes”) and $500.0 million principal due in 2018 (the “2018 Senior Notes” and all together with the 2014 Senior Notes and 2016 Senior Notes, the “Senior Notes”). The estimated fair value of the Senior Notes was approximately $627.1 million and $490.7 million at December 31, 2008 and December 31, 2007, respectively, based on quoted market prices.

The Issuers have no independent operating assets or operations. All wholly- owned subsidiaries, other than MarkWest Energy Finance Corporation, guarantee the Senior Notes, jointly and severally and fully and unconditionally. The notes are senior unsecured obligations equal in right of payment with all of the Partnership’s existing and future senior debt. These notes are senior in right of payment to all of the Partnership’s future subordinated debt but effectively junior in right of payment to its secured debt to the extent of the assets securing the debt, including the Partnership’s obligations in respect of the Partnership Credit Agreement.

The indentures governing the Senior Notes limit the activity of the Partnership and its restricted subsidiaries. Limitations under the indentures include the ability of the Partnership and its restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions, or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Partnership’s restricted subsidiaries to pay dividends, make loans or transfer property to the Partnership; engage in transactions with the Partnership’s affiliates; sell assets, including equity interests of the Partnership’s subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation

(except principal and interest at maturity); and consolidate, merge or transfer assets. Subject to compliance with certain covenants, the Partnership may issue additional notes from time to time under the indentures pursuant to Rule 144A and Regulation S under the Securities Act of 1933. If at any time the Senior Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and no default (as defined in the Indentures) has occurred and is continuing, many of such covenants will be suspended during the period of time in which the foregoing requirements are met or will terminate entirely, in which case the Partnership and its subsidiaries will cease to be subject to such terminated covenants.

2014 Senior Notes.  In October 2004, the Issuers completed a private placement, subsequently registered, of $225.0 million in senior notes at a fixed rate of 6.875%, payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2005. The 2014 Senior Notes mature on November 1, 2014.

2016 Senior Notes.  In July 2006, the Issuers completed a private placement, subsequently registered, of $200 million in aggregate principal amount of 8.5% senior notes due 2016 to qualified institutional buyers. The 2016 Senior Notes will mature on July 15, 2016, and interest is payable semi-annually in arrears on July 15 and January 15, commencing January 15, 2007. In October 2006 the Partnership offered $75.0 million in additional debt securities under this same indenture. The net proceeds from the private placements were approximately $191.2 million and $74.5 million, respectively, after deducting the initial purchasers’ discounts and legal, accounting and other transaction expenses.

2018 Senior Notes.  In April 2008, the Issuers completed a private placement, subsequently registered, of $400 million in aggregate principal amount of 8.75% senior notes to qualified institutional buyers under Rule 144A. The 2018 Notes mature on April 15, 2018, and interest is payable semi-annually in arrears on April 15 and October 15, commencing October 15, 2008. The Partnership received approximately $388.1 million, after deducting initial purchasers’ discounts and the expenses of the offering. Also, on May 1, 2008, the Partnership completed the placement of an additional $100.0 million pursuant to the indenture to the 2018 Senior Notes. The Partnership received approximately $100.4 million, after including initial purchasers’ premium and the estimated expenses of the offering. The notes issued in this offering and the notes issued on April 15, 2008, are treated as a single class of debt securities under this same indenture. The Partnership utilized approximately $275.0 million of the net proceeds from the offerings to repay the $225.0 million term loan portion of the Partnership Credit Agreement entered into on February 20, 2008 and to partially fund its 2008 capital expenditure requirements.

The aggregate minimum principal payments on long-term debt are as follows, as of December 31, 2008, exclusive of any prepayments allowable under the Partnership’s debt agreements (in thousands):

Year ending December 31:
2009	$—
2010	—
2011	—
2012	184,700
2013	—
Thereafter	1,000,000
$1,184,700

16. Income Tax

The components of the provision for income tax expense (benefit) are as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Current income tax expense (benefit):
Federal	$12,947	$22,386	$(288)
State	2,085	1,483	109
Total current	15,032	23,869	(179)
Deferred income tax expense (benefit):
Federal	50,129	(45,029)	5,416
State	3,669	(3,489)	15
Total deferred	53,798	(48,518)	5,431
Provision for income tax expense (benefit)	$68,830	$(24,649)	$5,252

A reconciliation of the provision for income tax and the amount computed by applying the federal statutory rate of 35% to the income before income taxes for the year ended December 31, 2008 is as follows (in thousands):

	Corporation	Partnership	Eliminations	Consolidated
Income (loss) before provision for income tax	$101,146	$174,702	$(2,246)	$273,602
Federal Statutory Rate	35%	0%	0%
Federal income tax at statutory rate	35,401	—	—	35,401
Permanent items	(116)	—	—	(116)
State income taxes net of federal benefit—Corporation	2,433	—	—	2,433
State income taxes—Partnership	—	1,617	—	1,617
Current year change in valuation allowance	(120)	—	—	(120)
Provision on income from Class A units(1)	22,484	—	—	22,484
Write-off of deferred income tax assets(2)	7,471	—	—	7,471
Other	(340)	—	—	(340)
Provision for income tax expense	$67,213	$1,617	$—	$68,830

(1)          The Corporation pays tax on its share of the Partnership’s income or loss as a result of its ownership of Class A units as discussed in Note 2.

(2)          Represents the write-off of certain deferred tax assets that as an indirect result of the Merger will no longer be realized.

A reconciliation of the actual income tax (benefit) expense and the amount computed by applying the federal statutory rate of 35% to the (loss) income before provision for income tax for the years ended December 31, 2007 and 2006 is as follows (in thousands):

	Year ended December 31,
	2007	2006
Federal income tax at statutory rate	$(22,404)	$5,176
Permanent items	12	(61)
State income taxes net of federal benefit—Corporation	(1,797)	273
State income taxes—Energy	168	129
Current year change in valuation allowance	(387)	(341)
Provision on income from Class A units	168	129
Other	(409)	(53)
Provision for income tax (benefit) expense	$(24,649)	$5,252

The deferred tax assets and liabilities resulting from temporary book-tax differences are comprised of the following (in thousands):

	December 31,
	2008	2007
Current deferred tax assets
Accruals and reserves	$99	$129
Derivative instruments	—	17,439
Stock compensation	—	273
Current deferred tax assets	99	17,841
Current deferred tax liabilities
Investment in third party partnerships	—	616
Marketable securities	—	558
Derivative instruments	2,781	—
Current deferred tax liabilities	2,781	1,174

Current subtotal	(2,682)	16,667
Long-term deferred tax assets
Accruals and reserves	295	—
Participation Plan compensation	—	6,436
Derivative instruments	—	16,270
FIN 48 liability	247	747
Phantom unit compensation	840	—
State net operating loss carryforward	30	53
Long-term deferred tax assets	1,412	23,506
Valuation allowance	(30)	(53)
Net long-term deferred tax assets	1,382	23,453
Long-term deferred tax liabilities
Property, plant and equipment	5,187	252
Stock compensation	25	56
Investment in consolidated subsidiaries	37,644	31,464
Derivative instruments	5,991	—
Other	—	181
Long-term deferred tax liabilities	48,847	31,953
Long-term subtotal	(47,465)	(8,500)
Net deferred tax (liability) asset	$(50,147)	$8,167

Significant judgment is required in evaluating tax positions and determining the Corporation’s provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Corporation establishes reserves for uncertain tax positions based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Corporation believes that certain positions might be challenged despite the Corporation’s belief that its tax return positions are fully supportable. The Corporation adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The reconciliation of the Corporation’s accrual for uncertain tax positions is as follows (in thousands):

	Year ended December 31,
	2008	2007
Beginning of period	$747	$378
Changes to current period tax positions	(500)	369
End of period	$247	$747

As of December 31, 2008, changes to the Corporation’s uncertain tax positions that are reasonably possible in the next twelve months are not material. As of December 31, 2008, the Corporation had accrued interest and penalties related to uncertain tax positions of $0.2 million, on the Consolidated Balance Sheets. Interest and penalties related to tax contingencies recognized as expense for the year ended December 31, 2008 was $0.1 million.

As of December 31, 2008, the Corporation had state net operating loss carryforwards of approximately $0.9 million that expire between 2011 and 2026. The Corporation expects that future taxable income will likely be apportioned to states other than those in which the net operating loss was generated. As a result, the Corporation believes it is more likely than not that the state net operating losses will not be realized and has provided a 100% valuation allowance against this long-term deferred tax asset. While, the Corporation’s consolidated Federal tax return and any significant state tax returns are not currently under examination, the tax years 2004 through 2007 remain open to examination by the major taxing jurisdictions to which the Corporation is subject.

17. Incentive Compensation Plans

As of December 31, 2008, the Partnership had four share-based compensation plans which are administered by the Compensation Committee of the General Partner’s board of directors (“Compensation Committee”). Compensation expense is recognized under SFAS No. 123R, Share-Based Payment (“SFAS 123R”).

Share-based compensation plan	Plan qualification under SFAS 123R	Further awards authorized for issuance under plan
2008 Long-Term Incentive Plan (“2008 LTIP”)	Equity awards	Yes
2006 Hydrocarbon Stock Incentive Plan (“2006 Hydrocarbon Plan”)	Equity awards	No
Long-Term Incentive Plan (“2002 LTIP”)	Liability awards	No
1996 Hydrocarbon Stock Incentive Plan (“1996 Hydrocarbon Plan”)	Equity awards	No

Compensation Expense

Total compensation expense recorded for share-based pay arrangements was as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Phantom units	$11,348	$2,080	$1,686
Distribution equivalent rights	701	235	198
Restricted stock	75	780	410
Stock options	—	(27)	(9)
General partner interests under Participation Plan	5,470	17,704	20,715
Subordinated units under Participation Plan	—	—	28
Total compensation expense	$17,594	$20,772	$23,028

A distribution equivalent right is a right, granted in tandem with a specific phantom unit, to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a unit during the period such phantom unit is outstanding. Payment of distribution equivalent rights associated with units that are expected to vest are recorded as capital distributions, however, payments associated with units that are not expected to vest are recorded as compensation expense.

Compensation expense under the share-based compensation plans has been recorded as either Selling, general and administrative expenses or Facility expenses in the accompanying Consolidated Statements of Operations.

As of December 31, 2008, total compensation expense not yet recognized related to the unvested awards under the 2008 LTIP, 2006 Hydrocarbon Plan and 1996 Hydrocarbon Plan was approximately $17.5 million, with a weighted average remaining vesting period of approximately 1.1 years. Total compensation expense not yet recognized related to unvested awards under the 2002 LTIP was approximately $0.4 million, with a weighted-average remaining vesting period of approximately 0.8 years. The actual compensation expense recognized for awards under the 2002 LTIP may differ as they qualify as liability awards under SFAS 123R, which are affected by changes in fair value.

2008 LTIP

The 2008 LTIP was approved by unitholders on February 21, 2008. The 2008 LTIP provides 2.5 million common units for issuance to the Corporation’s employees and affiliates as share-based payment awards. The 2008 LTIP was created to attract and retain highly qualified officers, directors, and other key individuals and to motivate them to serve the General Partner, the Partnership and their affiliates and to expend maximum effort to improve the business results and earnings of the Partnership and its affiliates. Awards authorized under the 2008 LTIP include unrestricted units, restricted units, phantom units, distribution equivalent rights, and performance awards to be granted in any combination.

In relation to the Merger, 772,500 phantom units have been granted to senior executives and other key employees under the 2008 LTIP during 2008. The phantom units vest on a time-based and performance-based schedule over a three year period. Forty percent, or 309,000 phantom units, of the total individual grant is based on continuing employment over the three-year vesting period, and sixty percent, or 463,500 phantom units, of the total individual grant contain performance vesting criteria (“performance units”). As of December 31, 2008, there were 463,500 performance units outstanding, with a grant date fair value of $14.7 million. Vesting of these units occurs if the Partnership achieves established performance goals determined by the Compensation Committee. In accordance with the provisions of SFAS 123R, management will conduct a quantitative analysis on an ongoing basis to assess the probability of meeting the established performance goals and will record compensation expense as required. Compensation expense recorded for the performance units expected to vest was approximately $4.1 million for the year ended December 31, 2008. Compensation expense related to the entire grant of 772,500 phantom units related to the Merger was approximately $9.1 million for the year ended December 31, 2008.

2006 Hydrocarbon Plan and 1996 Hydrocarbon Plan

On February 21, 2008, the 25,897 outstanding shares of restricted stock held by 43 employees and directors granted under the 2006 Hydrocarbon Plan and 1996 Hydrocarbon Plan were converted to 49,354 phantom units in connection with the Merger. The conversion qualified as a modification in accordance with SFAS 123R, requiring the Partnership to compare the grant date fair value of the original awards with the converted awards. As a result of the comparison, the Partnership determined that the fair value of the awards had increased by $0.5 million. Approximately $0.4 million of the fair value was expensed in the first quarter; the remaining $0.1 million will be amortized as compensation expense over the remaining vesting period of approximately one year. The converted phantom unit awards will remain outstanding under the terms of the 2006 Hydrocarbon Plan and 1996 Hydrocarbon Plan until their respective settlement dates.

Summary of Equity Awards

Under SFAS 123R, awards under the 2008 LTIP, 2006 Hydrocarbon Plan and 1996 Hydrocarbon Plan qualify as equity awards. Accordingly, the fair value is measured at the grant date and is based on the market price of the Partnership’s common units. The associated compensation expense related to service-based awards is recognized over the requisite service period, reduced for an estimate of expected forfeitures. Compensation expense related to performance units is recognized when probability of vesting is established, as discussed above. The phantom units, with exception of performance-based awards, generally vest equally over a three year period. A phantom unit entitles an employee to receive a common unit upon vesting. The Partnership generally issues new common units upon vesting of phantom units. As part of a net settlement option, employees may elect to surrender a certain number of phantom units, and in exchange, the Partnership will assume the income tax withholding obligations related to the vesting. Phantom units surrendered for the payment of income tax withholdings will again become available for issuance under the plan from which the awards were initially granted, provided that further awards are authorized for issuance under the plan. The Partnership was required to pay approximately $0.1 million during the year ended December 31, 2008, and zero for the years ended December 31, 2007 and 2006, for income tax withholdings related to the vesting of equity awards. The Partnership received no proceeds from the issuance of phantom units, and none of the phantom units that vested were redeemed by the Partnership for cash.

The following is a summary of phantom unit activity under the 2008 LTIP, 2006 Hydrocarbon Plan and 1996 Hydrocarbon Plan:

	Number of Units	Weighted-average Grant-date Fair Value
Unvested at January 1, 2008	—	$—
Granted(1)	928,685	31.78
Vested	(17,274)	31.79
Forfeited	(2,105)	25.92
Unvested at December 31, 2008	909,306	31.80

(1)          Includes 49,354 restricted shares converted to phantom units pursuant to the terms of the redemption and merger agreement.

	Year ended December 31,
	2008	2007	2006
	(in thousands)
Total grant-date fair value of phantom units granted during the period	$29,516	$822	$863
Total fair value of phantom units vested during the period and total intrinsic value of phantom units settled during the period	$549	$406	$159

2002 LTIP

As of December 31, 2008, there were 145,927 phantom units outstanding under the 2002 LTIP; no additional awards will be made under the plan. The phantom units awarded under the 2002 LTIP are classified as liability awards under SFAS 123R. Accordingly, the fair value of the outstanding awards is re-measured at the end of each reporting period based on the market price of the Partnership’s common units. The fair value of the phantom units awarded is amortized into earnings as compensation expense over the vesting period, which is generally three years. A phantom unit entitles an employee to receive a common unit upon vesting, or at the discretion of the Compensation Committee, the cash equivalent to the value of a common unit. The Partnership generally issues new common units upon the vesting of phantom units. As part of a net settlement option, employees may elect to surrender a certain number of phantom units, and in exchange, the Partnership will assume the income tax withholding obligations related to the vesting. The Partnership received no proceeds (other than the contributions by the General Partner to maintain its 2% ownership interest prior to the Merger) for issuing phantom units and none of the phantom units that vested were redeemed by the Partnership for cash. The amounts paid by the Partnership for income tax withholdings related to the vesting of awards under the 2002 LTIP were near or at zero for the years ended December 31, 2008, 2007 and 2006.

The following is a summary of phantom unit activity under the 2002 LTIP:

	Number of Units	Weighted-average Grant-date Fair Value
Unvested at January 1, 2006	77,728	$23.14
Granted	81,886	24.35
Vested	(26,986)	22.25
Forfeited	(7,428)	22.75
Unvested at December 31, 2006	125,200	24.14
Granted	54,716	31.62
Vested	(40,912)	23.50
Forfeited	(13,754)	25.93
Unvested at December 31, 2007	125,250	27.42
Granted	78,540	34.00
Vested	(57,214)	26.11
Forfeited	(649)	33.64
Unvested at December 31, 2008	145,927	31.45

	Year ended December 31,
	2008	2007	2006
	(in thousands)
Total grant-date fair value of phantom units granted during the period	$2,670	$1,730	$1,994
Total fair value of phantom units vested during the period and total intrinsic value of phantom units settled during the period	$1,943	$1,281	$637

Participation Plan

The interests in the Partnership’s General Partner sold by the Corporation to certain directors and employees were referred to as the Participation Plan. The Participation Plan was considered a compensatory arrangement and under SFAS 123R, the General Partner interests were classified as liability awards. As a result, the Corporation was required to calculate the fair value of the General Partner interests at the end of each period. In conjunction with the Merger, all of the outstanding interests in the General Partner were acquired for a combination of 0.9 million common units with a fair value of approximately $30.1 million and approximately $21.5 million in cash. As of December 31, 2007, the Participation Plan liability was $47.0 million and is included in Other long-term liabilities in the accompanying Consolidated Balance Sheets.

Hydrocarbon Stock Options

On or before February 21, 2008, the remaining 51,509 Hydrocarbon stock options outstanding were exercised or deemed exercised. The following summarizes the impact of the Corporation’s stock options (in thousands):

	Year ended December 31,
	2008	2007	2006
Options exercised, cashless	1	1	10
Shares issued, cashless	1	1	6
Options exercised, cash	50	13	39
Shares issued, cash	50	13	39

A summary of the status of the Corporation’s stock option plan as of December 31, 2008, 2007 and 2006 is presented below.

	Number of Shares	Weighted-average Exercise Price
Outstanding at January 1, 2006	125,409	$7.52
Exercised	(49,999)	7.34
Forfeited	(8,168)	9.00
Expired	(1,607)	7.52
Outstanding at December 31, 2006	65,635	7.48
Exercised	(14,126)	8.46
Outstanding at December 31, 2007	51,509	7.21
Exercised	(51,509)	7.21
Outstanding at December 31, 2008	—	—

For the years ended December 31, 2008, 2007 and 2006, the Corporation received $0.4 million, $0.1 million and $0.3 million, respectively, for the exercise of stock options. The intrinsic value of the options exercised during the years ended December 31, 2008, 2007 and 2006 was $2.9 million, $0.7 million and $1.0 million, respectively. The fair value of the options vesting for the years ended December 31, 2008, 2007 and 2006 was zero, zero and $0.4 million, respectively.

APIC Pool

At the adoption of SFAS 123R, the Partnership elected to adopt the simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC Pool and Consolidated Statements of Cash Flows of the tax effects of share-based compensation awards that were outstanding upon adoption of SFAS 123R. APIC is reported as common units in the accompanying Consolidated Balance Sheets as a result of the Merger.

SFAS 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised be classified as financing cash flows. Previously, all tax benefits from stock options had been reported as an operating activity. The Partnership recognized $0.7 million, $0.3 million and $0.2 million for the years ended December 31, 2008, 2007 and 2006, respectively, related to excess tax benefits realized from the exercise of stock options.

18. Derivative Financial Instruments

Commodity Instruments

The Partnership’s primary risk management objective is to reduce downside volatility in its cash flows arising from changes in commodity prices related to future sales or purchases of natural gas, NGLs and crude oil. Swaps, futures and option contracts may allow the Partnership to reduce downside volatility in its realized margins as realized losses or gains on the derivative instruments generally are offset by corresponding gains or losses in the Partnership’s sales or purchases of physical product. While management largely expects realized derivative gains and losses to be offset by increases or decreases in the value of physical sales and purchases, the Partnership will experience volatility in reported earnings due to the recording of unrealized gains and losses on derivative positions that will have no offset. The Partnership’s commodity derivative instruments are recorded at fair value in the Consolidated Balance Sheets and Consolidated Statements of Operations. Accordingly, the volatility in any given period related to unrealized gains or losses can be significant to the overall financial results of the Partnership; however, management generally expects those gains and losses to be offset when they become realized. The Partnership does not have any trading derivative financial instruments.

To mitigate its cash flow exposure to fluctuations in the price of NGLs, the Partnership has primarily entered into derivative financial instruments relating to the future price of crude oil. To mitigate its cash flow exposure to fluctuations in the price of natural gas, the Partnership primarily utilizes derivative financial instruments relating to the future price of natural gas. As a result of these transactions, the Partnership has mitigated a significant portion of its expected commodity price risk with agreements primarily expiring at various times through the fourth quarter of 2011. The Partnership has a committee comprised of the senior management team of the general partner that oversees all of the risk management activity and continually monitors the risk management program and expects to continue to adjust its financial positions as conditions warrant.

To manage its commodity price risk, the Partnership utilizes a combination of fixed-price forward contracts, fixed-for-floating price swaps, options available in the OTC market, and futures contracts. The Partnership enters into OTC swaps with financial institutions and other energy company counterparties. Management conducts a standard credit review on counterparties and has agreements containing collateral requirements where deemed necessary. The Partnership uses standardized agreements that allow for offset of positive and negative exposures. Due to the timing of purchases and sales, direct exposure to price volatility may result because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through marketing and derivative activities, direct price exposure may occur naturally or the Partnership may choose direct exposure when it is favorable as compared to the keep-whole risk.

The use of derivative instruments may create exposure to the risk of financial loss in certain circumstances, including instances when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected, requiring market purchases to meet commitments, or (iii) OTC counterparties fail to purchase or deliver the contracted quantities of natural gas, NGLs or crude oil or otherwise fail to perform. To the extent that the Partnership engages in derivative activities, it may be prevented from realizing the benefits of favorable price changes in the physical market; however, it may be similarly insulated against unfavorable changes in such prices.

The Partnership values its derivative instruments and estimates fair value as discussed in Note 5. The Partnership has not designated any of its instruments as cash flow or fair value hedges. The impact of the Partnership’s commodity derivative instruments on financial position are summarized below (in thousands):

	December 31, 2008	December 31, 2007
Fair value of derivative instruments:
Current asset	$126,949	$9,441
Noncurrent asset	55,389	5,414
Current liability	(37,633)	(77,426)
Noncurrent liability	(14,801)	(84,051)
Net derivative receivable (payable)	$129,904	$(146,622)

In 2008 the fair value of the Partnership’s derivative instruments is inclusive of premium payments of $13.4 million, net of amortization. The Partnership amortizes the premium payments over the effective term of the underlying derivative option contracts through Realized (loss) gain—revenue.

The impact of the Partnership’s commodity derivative instruments on the results of operations reported in the accompanying Consolidated Statements of Operations are summarized below (in thousands):

	Year ended December 31,
	2008	2007	2006
Derivatives:
Realized (loss) gain—revenue	$(15,704)	$(15,901)	$17
Unrealized gain (loss)—revenue	293,532	(144,069)	10,366
Realized gain (loss)—purchased product costs	7,368	(8,829)	153
Unrealized loss—purchased product costs	(29,739)	(6,363)	(5,842)
Unrealized (loss) gain—facility expenses	(644)	14	—
Total derivative gain (loss)	$254,813	$(175,148)	$4,694

For 2008, 2007 and 2006, the Realized (loss) gain—revenue includes amortization of premium payments of $2.1 million, $1.0 million and zero, respectively.

The Partnership recognized $28.0 million of net gains resulting from the settlement of a portion of its 2010 and 2011 frac spread positions. The settlement was completed prior to the contractual settlement to improve liquidity and to mitigate credit risk with certain counterparties, and as such does not represent trading activity. $34.6 million of realized gains is included in Realized (loss) gain—revenue and $6.6 million of realized loss is included in Realized gain (loss)—purchased product costs.

For a description of how the Partnership’s derivative instruments are accounted for under SFAS 133 and related interpretations, including how those derivative instruments affect the Partnership’s financial position, financial performance, and cash flows see Derivative Instruments in Note 2.

19. Employee Benefit Plan

All employees dedicated to, or otherwise principally supporting the Partnership are employees of MarkWest Hydrocarbon, and substantially all of these employees are participants in MarkWest Hydrocarbon’s defined contribution benefit plan. The employer matching contribution expense related to this plan was $1.6 million, $1.1 million and $1.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. The plan is discretionary, with annual contributions determined by the General Partner’s board of directors.

20. Partners’ Capital

As described in Note 3, the Partnership acquired the Corporation through a merger of MWEP, L.L.C. with and into the Corporation, pursuant to which all remaining shares of the Corporation’s common stock were converted into approximately 15.5 million Partnership common units. As of December 31, 2008, partners’ capital consists of 56,639,952 common limited partner units. The Partnership Agreement stipulates the circumstances under which the Partnership is authorized to issue new capital, maintain capital accounts, and distribute cash.

The Partnership Agreement contains specific provisions for the allocation of net income and losses to each of the partners for purposes of maintaining their respective partner capital accounts.

Distributions of Available Cash

The Partnership distributes all of its Available Cash (as defined) to unitholders of record within 45 days after the end of each quarter. Available Cash is generally defined as all cash and cash equivalents of the Partnership on hand at the end of each quarter, less reserves established by the general partner for future requirements, plus all cash for the quarter from working capital borrowings made after the end of the quarter. The general partner had the discretion to establish cash reserves that are necessary or appropriate to (i) provide for the proper conduct of the Partnership’s business; (ii) comply with applicable law, any debt instruments or other agreements; or (iii) provide funds for distributions to unitholders and the general partner for any one or more of the next four quarters.

The quarterly cash distributions and dividends applicable to 2008, 2007 and 2006, were as follows:

Quarter Ended	Record Date	Payment Date	Amount Per Unit
December 31, 2008	February 6, 2009	February 13, 2009	$0.640
September 30, 2008	November 4, 2008	November 14, 2008	$0.640
June 30, 2008	August 4, 2008	August 15, 2008	$0.630
March 31, 2008	May 5, 2008	May 15, 2008	$0.600
December 31, 2007	February 8, 2008	February 15, 2008	$0.189
September 30, 2007	November 9, 2007	November 21, 2007	$0.189
June 30, 2007	August 9, 2007	August 21, 2007	$0.189
March 31, 2007	May 10, 2007	May 22, 2007	$0.168
December 31, 2006	February 9, 2007	February 21, 2007	$0.157
September 30, 2006	November 9, 2006	November 21, 2006	$0.147
June 30, 2006	August 14, 2006	August 21, 2006	$0.126
March 31, 2006	May 26, 2006	June 5, 2006	$0.083

Distributions for the quarter ended December 31, 2007 and all prior periods represent the Corporation’s common stock dividends. The per unit amount has been adjusted to reflect the 1.9051 Exchange Ratio to give effect to the Merger on February 21, 2008. The per unit amount has also been adjusted to give effect to the 2006 stock dividend which is discussed below.

Public Offering

On April 14, 2008, the Partnership completed a public offering of 5.75 million newly issued common units, which included the exercise of the overallotment option by the underwriters, representing limited partner interests at a purchase price of $31.15 per common unit. Net proceeds of approximately $171.4 million were used to pay down borrowings under its revolving credit facility of the Partnership Credit Agreement (see Note 15), and the remainder was used to partially fund the Partnership’s 2008 capital expenditure requirements.

The following table summarizes the equity offerings that were completed at the Partnership level prior to the Merger (units and $ in millions):

Date of offering	Units issued	Net proceeds
December 18, 2007	2.9	$91.8
April 9, 2007	4.1	$137.7
July 6, 2006	6.6	$125.9

Stock Dividend

On April 27, 2006, the Corporation announced that its board of directors approved the issuance of one share of common stock for each ten shares of common stock held by stockholders. The stock was issued on May 23, 2006 to the stockholders of record as of the close of business on May 11, 2006; the ex-dividend date was May 9, 2006.

21. Income (Loss) Per Common Unit

As a result of the adoption of FSP EITF 03-6-1 on January 1, 2009, the Partnership’s outstanding phantom units are considered to be participating securities, and therefore basic and diluted earnings per common unit are calculated pursuant to the two-class method described in SFAS No. 128, Earnings per Share.  Refer to Note 2 for further discussion of Income (loss) per common unit.

All unit and per unit data has been adjusted to reflect the Exchange Ratio to give effect to the Merger (see Note 3). The following is a reconciliation of the Corporation common stock outstanding during 2007 and 2006, adjusted to reflect comparable units as a result of the Merger (in thousands):

	Year ended December 31, 2007		Year ended December 31, 2006
	Adjusted for Merger	As previously reported	Adjusted for Merger	As previously reported
Weighted average common units and shares of common stock, respectively, outstanding during the period	22,854	11,996	22,745	11,939
Effect of dilutive instruments	—	—	179	94
Weighted average common units and shares of common stock, respectively, outstanding during the period including the effects of dilutive instruments	22,854	11,996	22,924	12,033

The following table shows the computation of basic and diluted net income (loss) attributable to the Partnership per common unit, for the years ended December 31, 2008, 2007 and 2006, respectively, and the weighted-average units used to compute diluted net income (loss) per unit as adjusted retrospectively for FSP EITF 03-6-1.  The year ended December 31, 2008 is the only period impacted by FSP EITF 03-6-1.  As reported, basic and diluted earnings per unit for the year ended December 31, 2008 were $4.08 and $4.04, respectively.  For the year ended December 31, 2007, there is no difference between basic and diluted net loss per unit since phantom units and potential common units from the exercises of stock options were anti-dilutive and were, therefore, excluded from the calculation (in thousands, except per unit data):

	December 31,
	2008	2007	2006

Net income (loss) attributable to the Partnership	$208,073	$(39,359)	$9,537
Less: Income allocable to phantom units	3,037	—	—
Income (loss) available for common unitholders	$205,036	$(39,359)	$9,537

Weighted average common units outstanding - basic	51,013	22,854	22,745
Effect of dilutive instruments (1)	3	—	179
Weighted average common units outstanding - diluted	51,016	22,854	22,924

Net income (loss) attributable to the Partnership’s common unitholders
Basic	$4.02	$(1.72)	$0.42
Diluted	$4.02	$(1.72)	$0.42

(1)   For the year ended December 31, 2007, 111 units were excluded from the calculation of diluted units, respectively. In accordance with SFAS 128, 309 performance-based units have been excluded from the calculation of diluted units for the year ended December 31, 2008. An additional 155 performance-based units were excluded until the fourth quarter of 2008 when performance targets were achieved. Phantom units are considered to be participating securities under EITF 03-6-1. As a result, the dilutive instruments only for the years ended December 31, 2008 and 2006 include MarkWest Hydrocarbon stock options outstanding prior to the Merger.

22. Commitments and Contingencies

Legal

The Partnership is subject to a variety of risks and disputes, and is a party to various legal proceedings in the normal course of its business. The Partnership maintains insurance policies in amounts and with coverage and deductibles as it believes reasonable and prudent. However, the Partnership cannot assure that the insurance companies will promptly honor their policy obligations or that the coverage or levels of insurance will be adequate to protect the Partnership from all material expenses related to future claims for property loss or business interruption to the Partnership, or for third-party claims of personal and property damage, or that the coverages or levels of insurance it currently has will be available in the future at economical prices. While it is not possible to predict the outcome of the legal actions with certainty, management is of the opinion that appropriate provisions and accruals for potential losses associated with all legal actions have been made in the consolidated financial statements.

In June 2006, the Office of Pipeline Safety (“OPS”) issued a Notice of Probable Violation and Proposed Civil Penalty (“NOPV”) (CPF No. 2-2006-5001) to both MarkWest Hydrocarbon and Equitable Production Company. The NOPV is associated with the pipeline leak and an ensuing explosion and fire that occurred on November 8, 2004 in Ivel, Kentucky on an NGL pipeline owned by Equitable Production Company and leased and operated by a subsidiary, MarkWest Energy Appalachia, L.L.C. The NOPV sets forth six counts of violations of applicable regulations, and a proposed civil penalty in the aggregate amount of $1,070,000. An administrative hearing on the matter, previously set for the last week of March 2007, was postponed to allow the administrative record to be produced and to allow OPS an opportunity to respond to a motion to dismiss one of the counts of violations, which involves $825,000 of the $1,070,000 proposed penalty. This count arises out of alleged activity in 1982 and 1987, which predates MarkWest’s leasing and operation of the pipeline. MarkWest believes it has viable defenses to the remaining counts and will vigorously defend all applicable assertions of violations at the hearing.

Related to the above referenced 2004 pipeline explosion and fire incident, MarkWest Hydrocarbon and the Partnership have filed an action captioned MarkWest Hydrocarbon, Inc., et al. v. Liberty Mutual Ins. Co., et al. (District Court, Arapahoe County, Colorado, Case No. 05CV3953 filed August 12, 2005), as removed to the U.S. District Court for the District of Colorado, (Civil Action No. 1:05-CV-1948, on October 7, 2005) against their All-Risks Property and Business Interruption insurance carriers as a result of the insurance companies’ refusal to honor their insurance coverage obligation to pay the Partnership for certain costs related to the pipeline incident. The costs include internal costs incurred for damage to, and loss of use of the pipeline, equipment and products; extra transportation costs incurred for transporting the liquids while the pipeline was out of service; reduced volumes of liquids that could be processed; and the costs of complying with the OPS Corrective Action Order (hydrostatic testing, repair/replacement and other pipeline integrity assurance measures). Following initial discovery, MarkWest was granted leave of the Court to amend its complaint to add a bad faith claim and a claim for punitive damages. The Partnership has not provided for a receivable for any of the claims in this action because of the uncertainty as to whether and how much it would ultimately recover under the policies. The Defendant insurance companies and MarkWest had each filed separate summary judgment motions in the action. On April 23, 2008, the Court issued an order granting Defendant insurance companies’ motion for summary judgment. The Partnership believes the Court’s analysis and decision is in error, legally and factually, on numerous grounds and has filed an appeal of this Order to the 10th Circuit Court of Appeals (Case No. 08-1186). The Partnership and the Defendant insurance companies have filed briefs in connection with the appeal, and oral arguments were presented to the 10th Circuit Court of Appeals on January 15, 2009 and the parties are awaiting the Court’s decision.

With regard to the Partnership’s Javelina facility, MarkWest Javelina is a party with numerous other defendants to several lawsuits brought by various plaintiffs who had residences or businesses located near the Corpus Christi industrial area, an area which included the Javelina gas processing plant, and several petroleum, petrochemical and metal processing and refining operations. These suits, Victor Huff v. ASARCO Incorporated, et al. (Cause No. 98-01057-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in March 3, 1998); Jason and Dianne Gutierrez, individually and as representative of the estate of Sarina Galan Gutierrez (Cause No. 05-2470-A, 28th Judicial District); and Esmerejilda G. Valasquez, et al. v. Occidental Chemical Corp., et al., Case No. A-060352-C, 128th Judicial District, Orange County, Texas, original petition filed July 10, 2006; as refiled from previously dismissed petition captioned Jesus Villarreal v. Koch Refining Co. et al., Cause No. 05-01977-F, 214th Judicial Dist. Ct., County of Nueces, Texas, originally filed April 27, 2005), set forth claims for wrongful death, personal injury or property damage, harm to business operations and nuisance type claims, allegedly incurred as a result of operations and emissions from the various industrial operations in the area or from products Defendants allegedly manufactured, processed, used, or distributed. The parties in the Gutierrez action have been in settlement discussions, have reached an agreement in principle to settle the case for an immaterial amount, and are working towards a final settlement agreement. The actions have been and are being vigorously defended, and based on initial evaluation and consultations, it appears at this time that these actions should not have a material adverse impact on the Partnership’s financial position or results of operations.

In the ordinary course of business, the Partnership is a party to various other legal actions. In the opinion of management, none of these actions, either individually or in the aggregate, will have a material adverse effect on the Partnership’s financial condition, liquidity or results of operations.

Lease Obligations

The Partnership has various non-cancelable operating lease agreements expiring at various times through fiscal year 2016. Annual rent expense under these operating leases was $12.8 million, $10.3 million and $9.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The minimum future lease payments under these operating leases as of December 31, 2008, are as follows (in thousands):

Year ending December 31,
2009	$8,148
2010	2,739
2011	1,952
2012	1,898
2013	1,949
2014 and thereafter	4,551
$21,237

23. Segment Information

The Partnership’s chief operating decision maker is the chief executive officer (“CEO”). The CEO reviews the Partnership’s discrete financial information on a geographic and operational basis, as the products and services are closely related within each geographic region and business operation. Accordingly, the CEO makes operating decisions, assesses financial performance and allocates resources on a geographical basis. The Partnership has three segments: the Southwest, the Northeast and the Gulf Coast. The Southwest segment provides gathering, processing, transportation, and storage services. The Northeast segment provides processing, transportation, fractionation and storage services. The Gulf Coast segment provides processing, transportation, fractionation and storage services.

The Partnership prepares segment information in accordance with GAAP, except that certain items below Income (loss) from operations in the accompanying Consolidated Statements of Operations, certain compensation expense, certain other non-cash items and any unrealized gains (losses) from derivative instruments are not allocated to individual segments. Management does not consider these items allocable to or controllable by any individual segment and therefore excludes these items when evaluating segment performance.

As a result of the Merger, segment information for the years ended December 31, 2007 and 2006 has been recast.

The tables below present information about operating income and capital expenditures for the reported segments for the years ended December 31, 2008, 2007 and 2006 (in thousands).

Year ended December 31, 2008:

	Southwest	Northeast	Gulf Coast	Total
Revenue	$652,365	$316,255	$92,042	$1,060,662
Operating expenses:
Purchased product costs	387,516	228,386	—	615,902
Facility expenses	62,369	22,875	17,368	102,612
Operating income before items not allocated to segments	$202,480	$64,994	$74,674	$342,148
Capital expenditures(1)	$354,457	$149,547	$66,065	$570,069
Capital expenditures not allocated to segments				5,229
Total capital expenditures				$575,298

(1)           The Southwest segment capital expenditures do not include the $26.7 million of property, plant and equipment acquired in conjunction with the acquisition of PQ Assets.

Year ended December 31, 2007:

	Southwest	Northeast	Gulf Coast	Total
Revenue	$503,461	$265,152	$77,114	$845,727
Operating expenses:
Purchased product costs	310,888	177,004	—	487,892
Facility expenses	44,045	16,347	10,471	70,863
Operating income before items not allocated to segments	$148,528	$71,801	$66,643	$286,972
Capital expenditures	$295,223	$2,988	$14,441	$312,652
Capital expenditures not allocated to segments				3,987
Total capital expenditures				$316,639

Year ended December 31, 2006:

	Southwest	Northeast	Gulf Coast	Total
Revenue	$466,384	$293,964	$68,950	$829,298
Operating expenses:
Purchased product costs	329,154	231,443	—	560,597
Facility expenses	29,204	17,009	11,190	57,403
Operating income before items not allocated to segments	$108,026	$45,512	$57,760	$211,298
Capital expenditures	$70,291	$2,763	$2,748	$75,802
Capital expenditures not allocated to segments				4,278
Total capital expenditures				$80,080

The following is a reconciliation of revenue and operating income before items not allocated to segments to net income before provision for income tax for the three years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year ended December 31,
	2008	2007	2006
Total segment revenue	$1,060,662	$845,727	$829,298
Derivative gain (loss) not allocated to segments	277,828	(159,970)	10,383
Total revenue	$1,338,490	$685,757	$839,681
Operating income before items not allocated to segments	$342,148	$286,972	$211,298
Derivative gain (loss) not allocated to segments	254,813	(175,148)	4,694
Compensation expense included in facility expenses not allocated to segments	(1,070)	—	—
Selling, general and administrative expenses	(68,975)	(72,484)	(63,360)
Depreciation	(67,480)	(41,281)	(31,010)
Amortization of intangible assets	(38,483)	(16,672)	(16,047)
Loss on disposal of property, plant and equipment	(178)	(7,743)	322
Accretion of asset retirement obligations	(129)	(114)	(102)
Impairment of goodwill and long-lived assets	(36,351)	(356)	—
Income (loss) from operations	384,295	(26,826)	105,795
Earnings from unconsolidated affiliates	90	5,309	5,316
Impairment of unconsolidated affiliate	(41,449)	—	—
Interest income	3,769	4,547	1,574
Interest expense	(64,563)	(39,435)	(40,942)
Amortization of deferred financing costs and discount (a component of interest expense)	(8,299)	(2,983)	(9,229)
Miscellaneous (expense) income	(241)	233	11,984
Income (loss) before provision for income tax	$273,602	$(59,155)	$74,498

The tables below present information about segment assets as of December 31, 2008 and 2007 (in thousands):

	Southwest	Northeast	Gulf Coast	Total
As of December 31, 2008:
Total segment assets	$1,487,205	$361,188	$548,503	$2,396,896
Assets not allocated to segments:
Certain cash and cash equivalents				137
Fair value of derivatives				182,338
Investment in unconsolidated affiliates				46,092
Other(1)				47,591
Total assets				$2,673,054

(1)          Includes corporate fixed assets, income tax receivable and other corporate assets not allocated to segments.

	Southwest	Northeast	Gulf Coast	Total
As of December 31, 2007:
Total segment assets	$780,640	$186,911	$392,937	$1,360,488
Assets not allocated to segments:
Certain cash and cash equivalents				40,623
Fair value of derivatives				14,855
Investment in unconsolidated affiliates				58,709
Other(1)				50,020
Total assets				$1,524,695

(1)          Includes corporate fixed assets, insurance receivable and other corporate assets not allocated to segments.

24. Quarterly Results of Operations (Unaudited)

The following summarizes the Partnership’s quarterly results of operations for 2008 and 2007 (in thousands, except per unit data):

	Three months ended
	March 31	June 30	September 30	December 31
2008
Revenue	$238,792	$(34,433)	$566,371	$567,760
Income (loss) from operations	49,361	(213,684)	253,686	294,932
Net income (loss) attributable to the Partnership	19,151	(177,767)	186,546	180,143
Net income (loss) attributable to the Partnership’s common unitholders(1):
Basic	$0.54	$(3.20)	$3.24	$3.13
Diluted	$0.54	$(3.20)	$3.24	$3.13

	Three months ended
	March 31	June 30	September 30	December 31
2007
Revenue	$177,711	$184,875	$175,548	$147,623
Income from operations	12,135	2,717	7,785	(49,463)
Net income (loss) attributable to the Partnership	957	(7,272)	(7,454)	(25,590)
Net income (loss) attributable to the Partnership’s common unitholders (1)(2):
Basic	$0.04	$(0.32)	$(0.33)	$(1.12)
Diluted	$0.04	$(0.32)	$(0.33)	$(1.12)

(1)          Basic and diluted net income (loss) attributable to the Partnership per unit are computed independently for each of the quarters presented; therefore, the sum of the quarterly earnings per unit may not equal the total computed for the year. The sum of the quarterly earnings per unit may not equal the annual earnings per unit due to changes in the average units outstanding during the year.

(2)          All historical per unit data has been adjusted to reflect the Exchange Ratio to give effect of the Merger.

The fourth quarter of 2008 results were significantly impacted by the recognition of realized and unrealized gains on derivative instruments of $340.7 million. The Partnership also recorded an equity impairment of $41.4 million, a goodwill impairment of $28.7 million and an inventory write down of $6.7 million that impacted the fourth quarter results.

25. Valuation and Qualifying Accounts

Activity in the allowance for doubtful accounts is as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Balance at beginning of period	$194	$156	$175
Charged to costs and expenses	(15)	61	141
Other charges(1)	(4)	(23)	(160)
Balance at end of period	$175	$194	$156

(1)          Bad debts written off (net of recoveries).

26. Subsequent Events

Liberty Midstream Joint Venture

On January 22, 2009, the Partnership entered into an agreement to form a joint venture with an affiliate of NGP Midstream & Resources, L.P. (“M&R”), a private equity firm focused on investments in selected areas of the energy infrastructure and natural resources sectors. The agreement was executed on February 27, 2009. The joint venture entity, MarkWest Liberty Midstream & Resources, L.L.C. (“Liberty Midstream”) operates in the natural gas midstream business in and around the Marcellus Shale in Pennsylvania and certain counties in West Virginia and Ohio. Under the terms of the joint venture agreement, the Partnership contributed its existing Marcellus Shale natural gas gathering and processing assets to Liberty Midstream, in exchange for a 60% ownership interest. The agreed to value and net book value of the contributed assets is approximately $107.0 million. M&R will make cash contributions of $200.0 million during 2009 in exchange for a 40% ownership interest. The Partnership will make additional capital contributions to Liberty Midstream through a combination of reinvestment of cash distributions received from Liberty Midstream and additional cash capital contributions until the investment balances for the Partnership and M&R are in the ratio of 60% and 40%, respectively. Liberty Midstream is managed by a Board of Managers, which currently consists of three managers designated by the Partnership and two managers designated by M&R. The Partnership will serve as the operator of Liberty Midstream and will provide employees through a services agreement that was entered into at the closing of the joint venture transaction. The Partnership paid transaction costs of approximately $5.0 million associated with the formation of the joint venture.

Amendment to Partnership Credit Agreement

On January 28, 2009, the Partnership also entered into the first amendment to its credit agreement which became effective March 2, 2009. The amendment expands the Partnership’s borrowing capacity under the revolving facility by $85.6 million from $350.0 million to $435.6 million, and facilitated the formation of Liberty Midstream. Pursuant to the amendment, the term of the original credit agreement has been reduced by one year and will now be repayable by February 20, 2012. The accordion feature established under the original credit agreement remains at $200.0 million of uncommitted funds. The amendment will also effectively increase the interest rate on the outstanding borrowings by 100 basis points. As described in Note 15, the borrowings under the revolving credit facility of the Partnership Credit Agreement will continue to bear interest at a variable interest rate, plus basis points. The variable interest rate typically is based on the LIBOR; however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5%, and b) a rate set by the Partnership Credit Agreement’s administrative agent, based on the U.S. prime rate. The basis points correspond to the ratio of the Partnership’s Consolidated Funded Debt (as defined in the Partnership Credit Agreement) to Adjusted Consolidated EBITDA (as defined in the Partnership Credit Agreement). Under the original agreement, the basis points ranged from 50 to 125 for Base Rate loans, and 150 to 225 for LIBOR loans. Under the new agreement, the basis points range from 150 to 225 for Base Rate loans and 250 to 325 for LIBOR loans. The amendment also established a floor of 2% for the LIBOR rate used to determine the interest rate on the LIBOR loans. The Partnership incurred and capitalized approximately $3.7 million of debt modification fees and other professional services as a result of the amendment in January 2009. The amendment also resulted in the write-off of approximately $0.4 million of previously capitalized deferred finance costs in January 2009.

Early settlement of derivative positions

In January and February 2009, the Partnership settled a portion of its derivative positions covering 2009, 2010 and 2011 for $15.2 million of net gains. The settlement was completed prior to the contractual settlement to improve liquidity and to mitigate credit risk with certain counterparties, and as such does not represent trading activity. $26.5 million of realized gains will be included in Realized (loss) gain—revenue and $11.3 million loss will be included in Realized gain (loss)—purchased product costs. As a result of the settlement, the balances related to these positions are classified as current assets and current liabilities, respectively, in the accompanying Consolidated Balance Sheets.